EXHIBIT 3

FINAL FORM

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
GATO INVESTMENTS LP
(A Delaware Limited Partnership)

Dated as of [●], 2016

THE LIMITED PARTNERSHIP INTERESTS OF GATO INVESTMENTS LP HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY U.S. STATE, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AGREEMENT.  THEREFORE, PURCHASERS OF SUCH INTERESTS SHALL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
GATO INVESTMENTS LP
Table of Contents
Page

ARTICLE 1 GENERAL PROVISIONS		1
1.1	Definitions	1
1.2	Name	18
1.3	Principal Office	19
1.4	Registered Office and Registered Agent	19
1.5	Term	19
1.6	Purpose	19
1.7	Qualification	19

ARTICLE 2 MANAGEMENT; LIABILITY OF PARTNERS		19
2.1	Authority	19
2.2	Rights and Duties of the General Partner	20
2.3	Partnership Funds	20
2.4	Major Decisions	20
2.5	Independent Committee	21

ARTICLE 3 MANAGEMENT FEES; EXPENSES		21
3.1	Management Fees	21
3.2	Ongoing Partnership Expenses	22
3.3	Expenses Not Borne by the Partnership	22
3.4	Certain Tax Matters	22

ARTICLE 4 CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS		23
4.1	Capital Contributions	23
4.2	Capital Accounts	25
4.3	Allocations	26
4.4	Special Allocations	26
4.5	Ameliorative Allocations	28
4.6	Tax Withholding	28
4.7	FCC Compliance	29

ARTICLE 5 DISTRIBUTIONS		29
5.1	Timing of Distributions	29
5.2	Distributions	29
5.3	Calculation and Payment of Carried Interest	30
5.4	General Distribution Provisions	30
5.5	Tax Distributions	32

-i-

ARTICLE 6 LIABILITY; INDEMNIFICATION		33
6.1	Liability of Partners	33
6.2	Liability to Partners	34
6.3	Indemnification	34
6.4	Defense of Certain Third-Party Claims	35

ARTICLE 7 ACCOUNTING; REPORTS		37
7.1	Books of Account	37
7.2	Audit and Report	37
7.3	Inspection Rights	38
7.4	Notice of Certain Events	38

ARTICLE 8 COVENANTS		39
8.1	Confidential Information	39
8.2	Regulatory Approvals.	40
8.3	Purchases and Sales of HMG Securities	42
8.4	No Circumvention	42
8.5	Regulatory Compliance	42
8.6	Guaranty	43
8.7	Right of First Offer	43

ARTICLE 9 ADMISSION, WITHDRAWAL, TRANSFER AND REMOVAL OF PARTNERS		44
9.1	Admission and Withdrawal Generally	44
9.2	Transfers Generally; Prohibited Transfers	44
9.3	Transfer of Limited Partner Interests	44
9.4	Removal of the General Partner	46

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		46
10.1	Representations and Warranties of the General Partner	46
10.2	Representations and Warranties of the Limited Partners	47

ARTICLE 11 WINDING UP; TERMINATION		49
11.1	Termination Event	49
11.2	Winding Up and Termination	50
11.3	Limitations on Liquidating or Winding Up of the Partnership	52

ARTICLE 12 MISCELLANEOUS		53
12.1	Amendments; Waiver	53
12.2	Notices	53
12.3	Severability	54
12.4	No Waiver	55
12.5	Survival	55
12.6	No Right to Partition	55
12.7	Reserved	55

-ii-

12.8	Rule of Construction	55
12.9	Authority	55
12.10	Reliance	55
12.11	Entire Agreement	56
12.12	Governing Law; Jurisdiction	56
12.13	Successors and Assigns	56
12.14	Conflicts of Interest	56
12.15	Expenses	57
12.16	No Third-Party Beneficiary	57
12.17	Counterparts	57
12.18	General Interpretive Principles	57
12.19	Specific Performance	57

EXHIBITS

A	Syndication Agreement

SCHEDULES

1.1(a)	Advisors
1.1(b)	Specified Third-Party Claim
3.1	Management Fee
4.1	Percentage Interests in the Partnership
5.2	Priority of Distributions
10.2(g)	FCC Representations

-iii-

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
GATO INVESTMENTS LP
This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Gato Investments LP (this “Agreement”) is entered into as of [●], 2016, by and among Gemini Latin Holdings, LLC, a Delaware limited liability company, as the general partner of the Partnership, Searchlight II HMT, L.P., a Delaware limited partnership (the “Initial Searchlight Limited Partner”), as the limited partner of the Partnership and solely with respect to his obligations under Sections 8.1, 8.6, 8.7 and 11.2(g), Peter M. Kern (the “Principal”).
WITNESSETH
WHEREAS, Gato Investments LP (the “Partnership”) was formed as a limited partnership under the Delaware Act pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on August 10, 2016 (as amended, modified or supplemented from time to time, the “Certificate”), and a limited partnership agreement dated as of August 10, 2016 (the “Original Agreement”).
WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of September 6, 2016, by and among the Partnership, as buyer, and InterMedia Partners VII, L.P., a Delaware limited partnership (“IMP VII”), and InterMedia Cine Latino, LLC, a Delaware limited liability company, as sellers (the “Stock Purchase Agreement”), the Partnership shall acquire, on the Closing Date (as defined in the Stock Purchase Agreement), such number of Class B Shares and Warrants (each as defined in the Stock Purchase Agreement) of Hemisphere Media Group, Inc., a Delaware corporation (“HMG”), set forth in the Stock Purchase Agreement (collectively, the “Purchased Interests”), on the terms and conditions set forth therein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner and the Limited Partners hereby agree to amend and restate the Original Agreement in its entirety to read as follows:
ARTICLE 1

GENERAL PROVISIONS
1.1            Definitions.  The following terms used in this Agreement have the following meanings:
“30-Day Trailing VWAP” means, as of any determination date, the volume-weighted average price per share of the applicable HMG Securities on the Nasdaq Global Market (or comparable exchange on which such HMG Securities are then traded) during the regular trading session (and excluding pre-market and after-hours trading) over the thirty (30) consecutive trading days prior to and including such determination date.
“Accountant” has the meaning set forth in Section 7.1(a).

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:
(a)            decrease such deficit by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1);
(b)            increase such deficit by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and
(c)            increase or decrease such deficit by any other amounts required or permitted under Section 704(b) of the Code and the Regulations thereunder.
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adviser” means InterMedia Advisors, LLC, a Delaware limited liability company and an Affiliate of the General Partner.
“Affiliate” means, with respect to a specified Person: (a) any Person directly or indirectly Controlling, Controlled by or under common Control with the specified Person; (b) an Entity of which the specified Person acts as a general partner, managing member, manager or in a similar capacity; and (c) any general partner, managing member or manager of (or Person acting in a similar capacity with respect to) the specified Person; provided that, (i) neither the General Partner nor the Partnership shall be considered an “Affiliate” of any Searchlight Limited Partner or of Searchlight Capital Partners LLC; (ii) no Limited Partner shall be deemed to be an “Affiliate” of the Partnership or the General Partner solely by reason of being a Limited Partner of the Partnership; (iii) with respect to any Limited Partner, the term “Affiliate” shall not include any Person constituting a portfolio investment of such Limited Partner or any of its Affiliates; and (iv) with respect to the Principal, the term “Affiliate” shall include any sponsor, “general partner,” investment management company or investment vehicle or fund directly or indirectly Controlled, managed or advised by such Principal, or of which such Principal is a founder, owner, partner (other than any passive limited partnership interest), member (other than any passive limited liability company interest), officer, manager, or investment manager; provided, however, that in no event shall Leo J. Hindery, Jr. or any of his Affiliates, family members, management companies or investment vehicles (other than IMP VII) be deemed an “Affiliate” of the Principal or the General Partner for purposes of this Agreement solely by reason of Mr. Hindery’s employment by, or management or ownership of, any management company or investment vehicle under common Control with IMP VII.
“Agreement” means this Amended and Restated Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time.
“Applicable Capital” means, for each Limited Partner as of any date of distribution, the sum of (a) the aggregate Capital Contributions of such Limited Partner to the Partnership through the date of such distribution, plus (b) all reasonable and documented out-

of-pocket costs and expenses, including fees and disbursement of counsel, financial advisors and accountants set forth on Schedule 1.1(a), incurred, borne or paid by (and not reimbursed to) such Limited Partner or its Affiliates in connection with the preparation, negotiation and execution of this Agreement, the Stock Purchase Agreement, the Stockholders Agreement (or any instruments incidental thereto), the transactions contemplated by the foregoing, or the establishment, organization and ongoing activities of the Partnership (all such costs and expenses, the “Deal Expenses”) plus (c) all Special Defense Costs and Umpire Fees.
“applicable law” means, with respect to any Person, any statute, regulation, law, order, writ, injunction or decree of any governmental authority applicable to such Person or any of its properties.
“Approved Service Providers” means legal counsel, accountants and other third-party service providers to the Partnership, selected and engaged by the General Partner with the prior approval in writing (which may be given via email confirmation) of the Searchlight Limited Partner, which approval shall not be unreasonably withheld, conditioned or delayed.
“Bankruptcy” means, with respect to any Person, the occurrence of any of the following:  (a) the filing of an application by such Person for, or consent to, the appointment of a trustee of such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they come due; (c) the making by such Person of a general assignment for the benefit of such Person’s creditors; (d) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering a bankruptcy petition filed against, such Person in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or appointing a trustee of such Person’s assets.
“Beneficial Ownership” has the meaning set forth in the HMG Charter; “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.
“Book Depreciation” means, with respect to any Partnership asset for each Fiscal Year, the Partnership’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0) and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Searchlight Limited Partner in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)(3); provided further, however, that with respect to any asset (or portion thereof), if any, as to which the difference between its Book Value and its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year is being eliminated by use of the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d), Book Depreciation for such Fiscal Year shall be computed in accordance with the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

“Book Value” means, with respect to any Partnership asset, the adjusted tax basis of such asset for United States federal income tax purposes, except as follows:
(a)            the initial Book Value of any Partnership asset contributed by a Partner to the Partnership shall be the gross fair market value of such Partnership asset (taking Section 7701(g) of the Code into account) as of the date of such contribution;
(b)            immediately prior to the distribution by the Partnership of any Partnership asset to a Partner, the Book Value of such asset shall be adjusted to its gross fair market value (taking Section 7701(g) of the Code into account) as of the date of such distribution, as reasonably determined by the General Partner;
(c)            the Book Value of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Searchlight Limited Partner, as of the following times:
(i)              the acquisition of an additional interest in the Partnership by a new or existing Partner in consideration of a Capital Contribution of more than a de minimis amount;
(ii)             the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for all or a part of such Partner’s Interest;
(iii)            the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner; and
(iv)            the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);
provided, that, adjustments pursuant to sub-clauses (i), (ii) and (iii) above need not be made if the Searchlight Limited Partner reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Partners and that the absence of such adjustment does not adversely and disproportionately affect any Partner;
(d)            the Book Value of each Partnership asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, that, Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and
(e)            if the Book Value of a Partnership asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Partnership asset for purposes of computing Net Income and Net Loss.
The foregoing definition of Book Value is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or required by law or executive order to close.
“Call Notice” has the meaning set forth in Section 4.1(b).
“Capital Account” has the meaning set forth in Section 4.2(a).
“Capital Contribution” means, with respect to any Partner, the amount of cash  and the initial Book Value of any property (other than cash) contributed by such Partner to the capital of the Partnership from time to time (net of any liabilities that are secured by such property that the Partnership is considered to assume or take subject to under Section 752 of the Code) pursuant to Section 4.1.
“Carried Interest” means the amounts required to be distributed to the General Partner in an Interim Distribution, GP Departure Distribution or Final Distribution, in accordance with the priorities of paragraphs (b)(iv) through (b)(xi) of Schedule 5.2.
“Cash Receipts” means all cash received by the Partnership, other than Capital Contributions.
“Certificate” has the meaning set forth in the Recitals.
“Change of Control Consideration” means the aggregate consideration actually received in respect of HMG Securities Transferred by the Partnership in a Change of Control Transaction, taking into account any control premium or similar fees and payments, and net of any post-closing downward purchase price adjustment or any other contingent liability or obligation (a “Price Adjustment”) that is reasonably likely to arise after the consummation of the applicable transaction (other than a customary indemnity strictly limited to a defined amount via holdback or otherwise, which maximum amount shall be subtracted from the aggregate transaction consideration in computing the Change of Control Consideration), as estimated in good faith at the time of consummation of the applicable transaction (a “Price Adjustment Estimate”), provided that if the actual Price Adjustment as finally determined in such Change of Control Transaction differs from the Price Adjustment Estimate, then the Carried Interest shall be recalculated based on the Change of Control Consideration as calculated net of the Price Adjustment, and (a) in the event that such actual Price Adjustment exceeds the Price Adjustment Estimate, the General Partner shall promptly reimburse to the Partnership or (if the Partnership is not then in existence) the Limited Partners the excess Carried Interest that resulted from the Price Adjustment Estimate or (b) in the event that the Price Adjustment Estimate exceeds such actual Price Adjustment, the Partnership or (if the

Partnership is not then in existence) the Limited Partners shall promptly pay to the General Partner the shortfall in the Carried Interest that resulted from the Price Adjustment Estimate.
“Change of Control Transaction” means an arm’s length transaction or series of related transactions between parties acting in good faith, howsoever structured (including a Partnership Sale), pursuant to which (a) more than 50% of the outstanding Securities of HMG or a Majority of the Voting Power of HMG would become Beneficially Owned, directly or indirectly, by one or more Independent Parties, (b) all or substantially all of the assets of HMG would become Beneficially Owned, directly or indirectly, by one or more Independent Parties, or (c) HMG would be merged, amalgamated or consolidated with one or more Persons such that, upon consummation of such transaction or series of related transactions, the Persons that, immediately prior to such transaction or series of related transactions, Beneficially Own more than 50% of the outstanding Securities of HMG or a Majority of the Voting Power of HMG, after giving effect to such transaction or series of related transactions, would not Beneficially Own more than 50% of the outstanding Securities of HMG or a Majority of the Voting Power of the Person or Persons surviving such transaction or series of related transactions; provided, however, that for purposes of this clause (c), a Change of Control Transaction will not be deemed to have occurred under this clause (c) if (i) HMG becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) the direct or indirect holders of the voting power of such holding company immediately following the transaction or series of related transactions are substantially the same as the holders of the HMG Securities immediately prior to that transaction or series of related transactions.
“Class A Shares” has the meaning set forth in the definition of “Restructuring Event.”
“Class B Shares” has the meaning set forth in the definition of “Restructuring Event.”
“Closing Date” has the meaning ascribed to that term in the Stock Purchase Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 8.1(b).
“Contract” means, whether written or oral, any loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license (including any intellectual property licenses), franchise, permit, power of attorney, purchase order, lease, and other agreement, contract, instrument, obligation, offer, commitment, arrangement and understanding, in each case as amended, supplemented, waived or otherwise modified as of the relevant time.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership or voting of Securities, by Contract or otherwise; and with respect to Securities, the possession, direct or indirect, of the power to vote or dispose of such Securities.  “Controlling” and “Controlled” have correlative meanings.
“Covered Person” means: (a) the General Partner and the Principal; (b) the Adviser, (c)  Searchlight Capital Partners LLC, any Searchlight Limited Partner, and their respective Affiliates; (d) any officer, director, employee, agent or any direct or indirect partner, member or shareholder of any of the Persons set forth in clauses (a), (b) or (c); and (e) each other Person who serves, or at the relevant time served, at the request of the General Partner, or any Searchlight Limited Partner, as an officer, director, employee or agent of the Partnership or of any other Entity in connection with the purposes of the Partnership.
“Current Income” means income, dividends, distributions, interest and any other miscellaneous receipts or revenues of the Partnership.
“Default Rate” means the lesser of (a) eighteen percent (18%) per annum, compounded monthly and (b) the maximum interest rate permitted by applicable law.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq., as amended from time to time, and any successor to such Act.
“Disability” means, with respect to any individual, (a) incapacitation whether by reason of mental illness, physical illness or injury or otherwise resulting in such Person being unable to perform his or her work functions consistently with such Person’s typical level of activity and performance in the absence of such incapacitation, for one hundred eighty (180) or more days in any period of three hundred sixty-five (365) or more consecutive calendar days or (b) the adjudication of such Person as insane or incompetent by a court of competent jurisdiction, it being agreed that a physical disability that does not materially and adversely affect such Person’s mental capacity shall not be considered a Disability for any purposes hereunder.
“Disabling Event” means the occurrence of the Bankruptcy, insolvency, reorganization, or initiation of other proceedings relating to the relief of debtors concerning the General Partner.
“Disposition” means, with respect to any Securities or other assets held by the Partnership, any direct or indirect sale, exchange, transfer, assignment, or other disposition or recapitalization or refinancing by the Partnership of all or any portion of such Securities, including pursuant to a Change of Control Transaction, but shall not include any Transfer of Interests of the Partnership in accordance with Section 9.3 hereof.
“Disposition Proceeds” means the net proceeds actually received by the Partnership from any Disposition, including any Change of Control Consideration and the net proceeds of any Partnership Sale.  For the avoidance of doubt, consideration received by any Limited Partner in a Transfer of its Interests (in whole or in part) made in accordance with Section 9.3 shall not be deemed to be Disposition Proceeds hereunder.
“Distributable Assets” means any (a) Distributable Cash; (b) Marketable Securities; (c) HMG Securities; and (d) any other Securities received by the Partnership as

Change of Control Consideration, provided that the Change of Control Consideration received by the Partnership in such Change of Control Transaction is of the same nature and type as the consideration received by all other holders of the applicable HMG Securities in the same transaction (with Class B Shares treated no less favorably than Class A Shares), and provided, further, that all such consideration is allocated pro rata among all holders of the applicable HMG Securities.  Notwithstanding the foregoing, “Distributable Assets” shall exclude any such cash or other assets that the Partnership is prohibited from distributing to the Partners pursuant to applicable law.
“Distributable Cash” means, as of any date of determination, undistributed Cash Receipts of the Partnership as of such date, less such amounts as are determined by the General Partner in good faith to be reasonably necessary to be held in reserve for the payment of the Partnership’s current liabilities or other obligations and for such future liabilities or other obligations of the Partnership as may reasonably be expected to arise, and excluding any amounts that the Partnership is prohibited from distributing to the Partners pursuant to applicable law.
“Distribution Statement” has the meaning set forth in Section 5.4(c)(i).
“Entity” means any partnership, limited liability company, unincorporated organization, association, corporation, trust, government, governmental agency, or any political subdivision of any government or other entity.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Expiration of Term” shall mean the fifth anniversary of the Closing Date, provided that if, on or prior to such fifth anniversary, a definitive agreement providing for a Change of Control Transaction has been entered into and such agreement remains in effect on such fifth anniversary, then the Expiration of Term shall mean the earlier of (x) the date on which such transaction is consummated, (y) the date on which such definitive agreement is terminated in accordance with its terms and (z) the last day of the 180-day period following such fifth anniversary; provided, further that such 180-day period shall be automatically extended for an additional 90 days if (A) such extension is required solely for purposes of obtaining any governmental consents and/or approvals required to consummate such transaction and (B) the General Partner reasonably determines in good faith (which determination the General Partner shall convey to the Searchlight Limited Partner in writing (which may be via email) prior to the end of such 180-day period) that such governmental consents and/or approvals are reasonably likely to be obtained within such additional 90-day period.
“FCC” means the U.S. Federal Communications Commission or any successor agency established under applicable law.
“Final Distribution” has the meaning set forth in Section 11.2(b).

“Financing Document” means any Contract to which HMG or any of its Subsidiaries is a party and evidencing indebtedness for borrowed money or providing for the extension of credit to any such Person.
“Fiscal Year” means the calendar year; provided that the first Fiscal Year of the Partnership shall be the period from the date of formation of the Partnership through December 31, 2016 and the last Fiscal Year of the Partnership shall end on the date on which the Partnership is terminated.
 “General Partner” means Gemini Latin Holdings, LLC, a Delaware limited liability company, or any successor general partner appointed in accordance with the express provisions of this Agreement.
“GP Departure Distribution” has the meaning set forth in Section 11.1(b).
“HMG” has the meaning set forth in the Recitals.
“HMG Charter” means the Amended and Restated Certificate of Incorporation of HMG, as it may be amended from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
“Immediate Family Member” of a natural Person means (a) the parents of such Person, (b) the spouse of such Person, and (c) the lineal descendants (and spouses of such descendants) of such Person’s parents or spouse, including any adoptive relationships.
“Independent Committee” has the meaning set forth in the Stockholders Agreement.
“Independent Director” has the meaning set forth in the Stockholders Agreement.
“Independent Party” means a Person that is a bona fide third party in an arms-length transaction and in which none of (a) the General Partner or the Principal, or (b) any Affiliate of any of the foregoing, holds any direct or indirect ownership or voting interest (other than a passive economic interest equal to or less than five percent (5%) of the aggregate outstanding equity interests of such Person).
“Initial Searchlight Limited Partner” has the meaning set forth in the Preamble.
“Interest” means the entire interest of a Partner in the Partnership at any particular time as set forth in this Agreement, including its interest in the capital, profits, losses and distributions of the Partnership.
“Interim Distribution” has the meaning set forth in Section 5.1.
“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“Investment Company Act” means U.S. Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.
“IRR” means, for any Limited Partner as of any date of determination, the daily discount rate, expressed on an annualized basis and based on a 360-day year, at which the net present value, calculated as of the Closing Date, of the Limited Partner Proceeds of such Limited Partner would equal such Limited Partner’s Applicable Capital; it being understood and agreed that (a) IRR shall be calculated on a cash-on-cash basis with daily compounding, and (b) for purposes of calculating IRR, Capital Contributions shall be deemed made on the date the Partnership actually received such Capital Contributions (and other applicable expenses shall be deemed to be made on the date that the Limited Partner incurred or paid such applicable expense) and distributions shall be deemed made on the date a Limited Partner actually receives Distributable Assets from the Partnership in respect of such distributions.
“Liability” or “Liabilities” has the meaning set forth in Section 6.3(a).
“Limited Partner” means the Searchlight Limited Partners and, at any time, each other Person admitted to the Partnership as a limited partner in accordance with the terms of this Agreement (excluding Persons that have ceased to be Limited Partners in accordance with the terms of this Agreement).
“Limited Partner Proceeds” means, for any Limited Partner as of any determination date, the aggregate net proceeds actually received by such Limited Partner from the Partnership, free and clear of contingencies and claims, on or prior to such date as distributions of Distributable Assets pursuant to this Agreement.  For avoidance of doubt, Limited Partner Proceeds shall at all times be calculated net of any Carried Interest payable to the General Partner or any Affiliate thereof.
“Majority of the Voting Power” means, with respect to any Entity, a majority of the voting power represented by all of the shares of stock, units or other interests entitled (without regard to the occurrence of any contingency) to vote in connection with the election or appointment of directors, managers, trustees or other members of the applicable governing body of such Entity, or if no such governing body exists at such Entity, a majority of the voting power represented by the shares of stock, units or other interests entitled (without regard to the occurrence of any contingency) to vote at a meeting of the equityholders of such Entity.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons would be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or if such Person or Persons is, or Controls, the managing member or general partner of such limited liability company, partnership, association or other business entity.
“Management Fee” has the meaning set forth on Schedule 3.1 attached hereto.
“Marketable Securities” means Securities (a) that are traded on an established U.S. or foreign securities exchange, (b) that are reported through the National Association of Securities Dealers, Inc. Automated Quotation System or comparable foreign established over-the-counter trading system, or (c) traded over the counter, in each case that (i) are not subject to any restrictions on transfer under the Securities Act or other applicable securities laws or as a result of any applicable contractual provisions and (ii) are Securities of an Entity that has (A) an average aggregate market capitalization over the thirty (30) consecutive trading days prior to and including the applicable date of determination that is (x) at least twice the average aggregate market capitalization of HMG over the same period or (y) $1,500,000,000 or greater and (B) an average daily trading volume of its Securities during the regular trading session (and excluding pre-market and after-hours trading) (“ADTV”) over the thirty (30) consecutive trading days prior to and including the applicable date of determination that is at least twice the ADTV of Class A Shares of HMG over the same period.  For the avoidance of doubt, securities of HMG (or any Entity a majority of whose businesses or assets are comprised of businesses or assets of HMG) shall not be Marketable Securities.
“Net Income” and “Net Loss” means, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Partnership’s taxable income or taxable loss, or particular items thereof, determined in accordance with Section 703(a) of the Code (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:
(a)            any item of income, gain, loss or deduction specially allocated pursuant to Section 4.3(a) (Deductions of Management Fees), Section 4.4 (Special Allocations) and Section 4.5 (Ameliorative Allocations) shall not be taken into account in computing such taxable income or taxable loss;
(b)            any income realized by the Partnership that is exempt from federal income taxation, as described in Section 705(a)(1)(B) of the Code, shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;
(c)            any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, including any items treated under Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Section 705(a)(2)(B) of the Code (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;
(d)            any gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(e)            any items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Regulations Section 1.704-1(b)(2)(iv)(g);
(f)            if the Book Value of any Partnership property is adjusted pursuant to clauses (c) or (d) of the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) and included in the computation of Net Income or Net Loss; and
(g)            to the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Section 734(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) and included in the computation of Net Income or Net Loss.
“Objection Notice” has the meaning set forth in Section 5.4(c)(i).
“Partner Nonrecourse Debt Minimum Gain” means an amount of gain with respect to each partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Regulations Section 1.752-1(a)(2)) determined in accordance with Regulations Section 1.704-2(i)(3).
“Partners” means the General Partner and the Limited Partners and “Partner” means any of the Partners.
“Partnership” has the meaning set forth in the Recitals.
“Partnership Expenses” means reasonable fees, costs and expenses of the Partnership incurred in connection with (a) (i) the maintenance of the Partnership as an ongoing legal entity after the date hereof and the winding up or liquidation of the Partnership, (ii) the preparation and distribution of the Partnership’s financial statements (including in connection with any audit thereof), tax returns, Schedule K-1s and other communications with Partners (so long as any third-party service providers engaged in connection therewith are Approved Service Providers), and (iii) the registration, reporting and compliance obligations of the Partnership under any applicable law; (b) the satisfaction of the Partnership’s indemnification obligations pursuant to Section 6.3; and (c) taxes and other governmental charges levied against the Partnership; provided that any fees, costs and expenses of the Partnership, other than the Management Fee and any Special Defense Costs, exceeding $1,000,000 in any calendar year on a U.S. GAAP accrual basis shall not be deemed Partnership Expenses for any purpose hereunder unless approved in writing by the Searchlight Limited Partner (which may be given via email confirmation), which approval shall not be unreasonably withheld, conditioned or delayed, it being agreed that absent such approval, the Partnership shall not incur such fee, cost or expense, the General Partner shall be relieved of obligations hereunder related to the purpose of any such fees, costs or expenses, and/or the Searchlight Limited Partner shall propose an alternative provider or other means of meeting the applicable operational requirements.
“Partnership Minimum Gain” shall have the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Representative” has the meaning set forth in Section 3.4(a).

“Partnership Sale” means a bona fide arm’s-length transaction or series of related transactions involving a Transfer, directly or indirectly, of all or any portion of the Interests in the Partnership, or a Transfer of all or any portion of the assets of the Partnership.
“Permitted Family Trust” means, with respect to a natural Person, his or her estate, a trust, partnership, limited liability company or similar estate planning entity benefiting solely such Person (or his or her estate) or Immediate Family Members of such Person.
“Permitted Syndication” has the meaning set forth in the Syndication Agreement attached hereto as Exhibit A, notwithstanding any further amendments, modifications or other changes to the Syndication Agreement.
“Permitted Transferee” means (a) any Affiliate of a Searchlight Limited Partner or Searchlight Capital Partners LLC and (b) any Transferee in a Permitted Syndication.
“Person” means any individual or Entity.
“Prime Rate” means the rate of interest published from time to time in The Wall Street Journal, Eastern Edition, and designated as the prime rate.
“Principal” has the meaning set forth in the Preamble.
“Purchased Interests” has the meaning set forth in the Recitals.
“Regulations” means the Treasury regulations promulgated under the Code, as amended.
“Related Party Transaction” means any Contract or transaction between, on the one hand, HMG (or any of its Subsidiaries) and, on the other hand, any of: (a) the General Partner, the Principal or any Affiliate of the General Partner or the Principal (excluding HMG and any of its Subsidiaries), (b) InterMedia Partners LP, InterMedia Partners VII, L.P., or any of their respective Affiliates, or (c) any officer, director, general partner, managing member, manager or similar Person of any of the foregoing (other than Contracts between HMG and any officer, director, manager or similar Person thereof relating to employment or board service); provided, that, notwithstanding the foregoing, the payment of reasonable and customary compensation by HMG to the Principal in connection with the Principal’s service as a director of HMG (or any of its Subsidiaries) shall not be considered a Related Party Transaction.
“Replacement GP” has the meaning set forth in Section 11.1(b).
“Requisite Percentage” means three percent (3%).
“Restructuring Date” means the earliest date on which a Restructuring Event has occurred.
 “Restructuring Event” means the earliest to occur of the following:
(a)            the volume-weighted average price per share of Class A common stock, par value $0.0001 per share, of HMG (“Class A Shares”) on the Nasdaq Global Market during the regular trading session (and excluding pre-market and after-hours trading) over any one hundred twenty (120) consecutive trading days is below $6.83 per Class A Share;
(b)            Gemini Latin Holdings, LLC has ceased to be the general partner of the Partnership, or Gemini Latin Holdings, LLC has ceased to be Controlled exclusively by the Principal or the Advisor has ceased to be Controlled by the Principal;
(c)            entry into any Related Party Transaction involving an amount in excess of $250,000 individually, or entry into any Related Party Transactions involving amounts in excess of $500,000 in the aggregate; provided that the Searchlight Limited Partner shall first have notified the Independent Directors in writing that it believes such event has occurred and, if such event is capable of being cured such that the Related Party Transaction is voided in its entirety without any liability or obligations in connection therewith, HMG shall not have cured such event within ten Business Days of receipt of such notice by the Independent Directors;
(d)            the occurrence of an “event of default” or any other event or circumstance giving rise to any termination or cancellation of any right, or acceleration of any obligation (or to a loss of benefit), of HMG or any of its controlled Affiliates under any Financing Document providing for indebtedness with a principal amount of $50,000,000 or more (after giving effect to any applicable cure period specified therein);
(e)            the occurrence of any event, the approval of any transaction, or the execution of or entry into any Contract that would result in the shares of Class B common stock, par value $0.0001 per share, of HMG (“Class B Shares”) Beneficially Owned by the Principal being converted into Class A Shares, other than: (i) as a result of the execution of this Agreement or the Stock Purchase Agreement or the consummation of the transactions contemplated hereby or thereby, but only if, and only for so long as, the Principal shall have the power (directly or indirectly) to vote 30% or more of the outstanding Securities of HMG that are eligible to vote for the election of directors (multiplying each Class B share by ten (10) for such purposes), (ii) any such event or transaction undertaken, or Contract entered into, by the Searchlight Limited Partner, the Principal or any of their respective Affiliates solely for the purpose of enabling the Searchlight Limited Partner to commence the dissolution and winding up of the Partnership pursuant to Section 11.1, and without any other business purpose, or (iii) as a result of the occurrence of a Restructuring Event as set forth in clause (f) of this definition;
(f)            with respect to any bona fide proposal for a Change of Control Transaction that has been submitted to the HMG board of directors or any committee thereof for final approval (and which was not made by the Principal or any Searchlight Person solely for the purpose of causing a Restructuring Event pursuant to this clause (f)), (i) the General Partner votes, or expresses the intention to vote, or abstains or expresses its intention to abstain from voting, the HMG Securities Beneficially Owned by it in favor of such proposed transaction, or otherwise publicly announces support of such proposed transaction; provided that the General Partner must provide the Searchlight Limited Partner with written notice of its intention to vote the HMG Securities Beneficially Owned by it in favor of such proposed transaction or otherwise support such proposed transaction at a meeting of the stockholders of HMG at least ten (10) Business Days in advance of such vote (including any written consent) so that the Searchlight Limited Partner may express its opposition to such proposed transaction pursuant to subclause (iii) of this clause (f) sufficiently in advance of such vote to trigger a

Restructuring Event prior to such vote; (ii) the Searchlight Directors, and acting in their capacity as members of the HMG board of directors and in a manner consistent with the fiduciary duties to HMG and its stockholders that are applicable to all of HMG’s directors, vote against, or if no vote of the directors of HMG is otherwise required to approve such proposed Change of Control Transaction, otherwise indicate in writing to the HMG board of directors their opposition to such proposed transaction, and (iii) the Searchlight Limited Partner, at any time in its discretion, formally notifies the General Partner (in accordance with the provisions of Section 12.2) and the Independent Directors in writing that it opposes such proposed transaction (such notice, a “Sale Liquidation Notice”);
(g)            (i) (A) with respect to any bona fide third-party proposal for a Change of Control Transaction (for the avoidance of doubt, that was not made by any of the Investor Parties (as defined in the Stockholders Agreement) or any of their respective Affiliates) brought to the attention of the HMG board of directors or any committee thereof, (x) the Searchlight Limited Partner and the Searchlight Directors determine in good faith that such transaction would be reasonably capable of being agreed upon in a timely manner and on the terms proposed, if the potential counterparty were provided access to confidential information, management interviews and other due diligence customary for a transaction of the type being proposed, and (y) the Searchlight Limited Partner notifies the General Partner that such determination has been reached and (z) the Searchlight Directors, acting in their capacity as members of the HMG board of directors and in a manner consistent with the fiduciary duties to HMG and its stockholders that are applicable to all of HMG’s directors, vote for, or if no vote of directors of HMG is otherwise sought for such Change of Control Transaction, otherwise indicate in writing their support for pursuing, such Change of Control Transaction, and (B) the General Partner and/or a majority of the board of directors of HMG oppose pursuing (or the continued pursuit of) such proposed Change of Control Transaction or withhold or withdraw their support for such proposed transaction or (ii) a Searchlight Person wishes to pursue a “Rule 13e-3 transaction” which has been approved by the Independent Committee in its sole discretion but which transaction is opposed by the General Partner in writing to such Searchlight Person and the Independent Committee; provided that no Restructuring Event will be deemed to have occurred pursuant to this clause (g) if the event giving rise thereto involved a breach by any Searchlight Person of Section 3.12 of the Stockholders Agreement;
(h)            (A) the Searchlight Directors are not elected to and seated on the HMG board of directors or (B) to the extent a Searchlight Director is entitled pursuant to the Stockholders Agreement to be seated on the audit committee, executive committee and any other committee or subcommittee of the HMG board of directors, such Searchlight Director has not been so seated;
(i)            any of the General Partner, the Principal, HMG or any of their respective controlled Affiliates (each, an “IM Party”) materially breaches any provision of this Agreement, the Stock Purchase Agreement, the Stockholders Agreement or any other Contract entered into in connection with the transactions contemplated by the Stock Purchase Agreement to which any of such Persons is a party with any Searchlight Limited Partner, Searchlight Capital Partners LLC or any of their respective Affiliates (each, an “SCP Party”), and such breach is either incapable of being cured within 10 Business Days or, if capable of being cured, is not cured as promptly as practicable and in any event within 10 Business Days of any SCP Party giving written notice of such breach to one or more IM Parties in accordance with the provisions of Section 12.2;
(j)            the Principal (i) is involved in a management or operating role (including rendering services, working, consulting for or providing operational or management assistance) in connection with any Person or line of business whose primary activity or business is the production and/or provision (through any channel or platform) of Spanish language video content (the “Business”); or (ii) makes any investment that would result in the Principal or any of his Affiliates Controlling fifteen percent (15%) or more of the outstanding interests in (including owning any Securities of) any Person or line of business that derives more than fifty percent (50%) of its revenues from the Business.
(k)            the conviction of, or plea of guilty or nolo contendere by, the General Partner, the Principal or any of their respective Affiliates, to: (i) any felony (not including minor traffic violations), (ii) any criminal violation of U.S. federal securities laws, or any rule or regulation promulgated thereunder, or (iii) any other crime that involves acts of theft, fraud, embezzlement, moral turpitude or similar conduct;
(l)            the death or Disability of the Principal;
(m)          the Expiration of Term; and
(n)           any Transfer of the Purchased Interests or any part thereof by the Partnership to any third party, any Transfer by the General Partner of any or all of the Interests of the Partnership to any third party, or entry by the Partnership or the General Partner, as applicable, into any binding agreement to effect any such Transfer, in each case, unless (i) previously approved by the Searchlight Limited Partner or (ii) as part of a Change of Control Transaction that would have been a Restructuring Event pursuant to clause (f) hereof except for the fact that the Searchlight Directors vote for (at the final vote of the HMG board of directors therefor) or otherwise indicate in writing their support for final board approval of such Change of Control Transaction; provided, that notwithstanding anything to the contrary contained in this clause (n), a Transfer of any of the Interests of the Partnership by a Searchlight Limited Partner shall not constitute a Restructuring Event.
“Rollover SPV” means InterMedia Hemisphere Roll-Over L.P., a Delaware limited partnership.
“Sale Liquidation” means any Termination Event triggered pursuant to clause (f) of the definition of “Restructuring Event.”
“Sale Liquidation Notice” has the meaning set forth in the definition of “Restructuring Event.”
“Searchlight Directors” means, at any time, the individuals designated by the Searchlight General Partner pursuant to and in accordance with Section 2.1 of the Stockholders Agreement or any other individual designated for nomination by the Searchlight General

Partner and elected or appointed pursuant to the provisions of Section 2.1 of the Stockholders Agreement.
“Searchlight General Partner” means Searchlight II HMT GP, LLC, a Delaware limited liability company.
“Searchlight Limited Partner” means the Initial Searchlight Limited Partner, any successor thereof and any Person that is admitted to the Partnership as a transferee or substituted Limited Partner of a Searchlight Limited Partner in accordance with the terms and provisions of Article 9 (excluding, for avoidance of doubt, any Syndication Limited Partner or Supported Syndication Limited Partner).
“Searchlight Persons” (and each, a “Searchlight Person”) means any Searchlight Limited Partner, the Searchlight General Partner, Searchlight Capital Partners LLC and their respective Affiliates, any fund or other investment vehicle Controlled or sponsored, directly or indirectly, by Searchlight Capital Partners LLC or any of its Affiliates, and any Person constituting a portfolio investment of any of the foregoing (including the Partnership).
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder.
“Security” or “Securities” means securities and other financial instruments of United States and foreign Entities, including capital stock; shares of beneficial interest; partnership interests; membership interests and similar financial instruments; bonds, notes, debentures (whether subordinated, convertible or otherwise); interest rate, currency, commodity, equity and other derivative products, including (a) futures contracts (and options thereon) relating to stock indices, currencies, United States government securities and securities of foreign governments, other financial instruments and all other commodities, (b) swaps, options, warrants, caps, collars, floors and forward rate agreements, (c) spot and forward currency transactions and (d) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; obligations of the United States, any state thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; bankers’ acceptances; trust receipts; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any Entity whatsoever, whether or not publicly traded or readily marketable.
“Special Defense Costs” has the meaning set forth in Section 6.4(b).
“Specified Third-Party Claim” has the meaning set forth on Schedule 1.1(b).
“Stock Purchase Agreement” has the meaning set forth in the Recitals.
“Stockholders Agreement” means the Stockholders Agreement, dated as of September 6, 2016, by and among HMG, the Partnership, the General Partner, the Rollover SPV, InterMedia Partners VII, L.P. and the Initial Searchlight Limited Partner, as amended, modified, supplemented or restated from time to time.

“Subsidiary” means, with respect to any Person, any Entity a Majority of the Voting Power of which is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Supported Syndication Limited Partner” has the meaning set forth in the Syndication Agreement attached hereto as Exhibit A, notwithstanding any further amendments, modifications or other changes to the Syndication Agreement.
“Syndication Agreement” means the letter agreement regarding the Permitted Syndication, by and among the Principal, the General Partner and the Initial Searchlight Limited Partner, dated as of the date hereof, in the form attached hereto as Exhibit A, notwithstanding any further amendments, modifications or other changes to the Syndication Agreement.
“Syndication Limited Partner” has the meaning set forth in the Syndication Agreement.
“Tax Matters Partner” has the meaning set forth in Section 3.4(a).
“Termination” means the date of the cancellation or withdrawal of the Certificate of the Partnership by the filing of a Certificate of Cancellation of the Partnership in the Office of the Secretary of State of the State of Delaware.
“Termination Event” has the meaning set forth in Section 11.1.
“Transfer” means (a) any direct or indirect sale, issuance, exchange, assignment, transfer, pledge, hypothecation, gift or other disposition (including any distribution), howsoever structured, including, by operation of law, or pursuant to a merger (forward or reverse), reorganization or consolidation, (b) directly or indirectly creating any trust or conferring any interest or option, (c) entering into any Contract in respect of the power or right to vote, consent or receive distributions and (d) entering into any Contract to do any of the foregoing, with “Transferor” and “Transferee” having correlative meanings.
“Umpire” has the meaning set forth in Section 5.4(c)(iii).
“Umpire Fees” has the meaning set forth in Section 5.4(c)(iv).
“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia, as the context requires.
“U.S. GAAP” means generally accepted accounting principles consistently applied in the United States.
1.2            Name.  The name of the Partnership is “Gato Investments LP.”  The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner with the approval of the Searchlight Limited Partner.

1.3            Principal Office.  The principal office of the Partnership shall be at such place in the United States as may from time to time be designated by the General Partner.  The Partnership shall keep its books and records at its principal office.  The General Partner shall give notice to each Limited Partner of any change in the location of the Partnership’s principal office.
1.4            Registered Office and Registered Agent.  The street address of the registered office of the Partnership in the State of Delaware is at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 or such other place in the State of Delaware as may from time to time be designated by the General Partner in accordance with the Delaware Act, and the Partnership’s registered agent at such address is Corporation Service Company.
1.5            Term.  The term of the Partnership commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue in full force and effect until the Termination of the Partnership in accordance with Article 11.  At such time as the Partnership is terminated, the General Partner shall file a Certificate of Cancellation as required by the Delaware Act.
1.6            Purpose.  The Partnership is organized to (a) directly or indirectly invest in, hold, vote, sell and otherwise deal for its own account in the Purchased Interests, any Securities of HMG (or any successor thereto) hereinafter owned by the Partnership and any Securities or other consideration or amounts received or issued in respect of the foregoing,  subject to and on the terms and conditions set forth herein and (b) engage in all activities and transactions as the General Partner may reasonably deem necessary or advisable to carrying out the foregoing purposes.
1.7            Qualification.  The General Partner shall use its best efforts to qualify the Partnership to do business or become licensed in each jurisdiction where the activities of the Partnership require such qualification or licensing or where failure to so qualify or become licensed would have a material adverse effect on the limited liability of the Limited Partners.
ARTICLE 2

MANAGEMENT; LIABILITY OF PARTNERS
2.1            Authority.
(a)            General Partner.  Except as otherwise expressly provided for herein, the General Partner shall have exclusive authority to manage the operations and affairs of the Partnership.  Any action taken by the General Partner shall constitute the act of and serve to bind the Partnership.  In dealing with the General Partner acting on behalf of the Partnership, no Person shall be required to inquire into the authority of the General Partner to bind the Partnership.  Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.  The General Partner shall have the right to veto the admission of any additional Partner who can be admitted by vote of the Limited Partners.

(b)            Limited Partners.  The Limited Partners shall have no right to, and shall not, take part in the management or control of the Partnership’s business or act for or bind the Partnership; provided, that, the Limited Partners shall have all of the rights, powers and privileges granted to the Limited Partners in this Agreement and, where not inconsistent with the terms of this Agreement, under the Delaware Act.
(c)            For the avoidance of doubt, no provision of this Agreement shall be construed to limit or constrain any acts or activities of the Searchlight Designees (as that term is defined in the Stockholders Agreement) undertaken in their capacity as Directors (as that term is defined in the Stockholders Agreement) and no such acts or activities shall be deemed a breach of the foregoing Section 2.1(b).
2.2            Rights and Duties of the General Partner.
(a)            Except as otherwise expressly provided for herein, the General Partner shall have all rights and powers of a general partner under the Delaware Act, and shall have the power and authority in the management of the Partnership’s business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of the Partnership in accordance with this Agreement including, for the avoidance of doubt, the entry into any Partnership Sale in accordance with the terms and conditions set forth in this Agreement.
(b)            The General Partner may delegate to any Person or Persons all or any of the powers, rights, privileges, duties and discretion vested in it in this Section 2.2 and such delegation may be made upon such terms and conditions as the General Partner shall determine; provided, that no such delegation shall modify the obligations or liabilities of the General Partner as general partner of the Partnership under the Delaware Act and under this Agreement.  The General Partner may, at any time, terminate any delegation made pursuant to this Section 2.2(b).
2.3            Partnership Funds.  Partnership funds shall be held in the name of the Partnership and shall not be commingled with those of any other Person.  Partnership funds shall be used by the General Partner only for the business of the Partnership. The Partnership shall retain a reputable qualified custodian reasonably acceptable to the Searchlight Limited Partner to safeguard the Purchased Interests.  The General Partner shall instruct the custodian to timely respond to any reasonable inquiries and information requests made by any Limited Partner.
2.4            Major Decisions.  Notwithstanding anything to the contrary in this Agreement, without the prior approval in writing of the Searchlight Limited Partner, the General Partner and the Partnership shall not, and the General Partner shall cause the Partnership not to, directly or indirectly, effect, take, make, approve or authorize any of the following matters, actions and decision:
(a)            incur any leverage, guarantee any obligation or create a security interest against, any of the Partnership’s assets, or modify or extend any such obligation of the Partnership;

(b)            make any voluntary filing in connection with the Bankruptcy or liquidation of the Partnership;
(c)            enter into any Contract with any Person Controlling the Partnership or any Affiliate of such Person;
(d)            admit any additional partner or substituted Limited Partner (other than a Permitted Transferee) to the Partnership or issue to or redeem from any Person any Interests without granting each Searchlight Limited Partner the right to purchase an additional Interest to prevent the dilution of such Searchlight Limited Partner’s pro rata Interest;
(e)            make, authorize or consent to any amendment, restatement, waiver or modification of this Agreement; or
(f)            commit or agree to do any of the foregoing.
2.5            Independent Committee.  Notwithstanding anything to the contrary in this Agreement, without the prior approval of the Independent Committee, the General Partner, the Limited Partners and the Partnership shall not, and the General Partner and the Limited Partners shall cause the Partnership not to directly or indirectly, effect, take, make, approve or authorize any of the following actions:
(a)            For a five-year period following the date hereof, undertake, support or vote for a “Rule 13e-3 transaction” (as defined under the Exchange Act) with respect to HMG;
(b)            Nominate one or more person(s) to serve as the Replacement GP pursuant to Section 11.1(b), unless such person is an Affiliate of Searchlight Capital Partners LLC.
ARTICLE 3

MANAGEMENT FEES; EXPENSES
3.1            Management Fees.  On the first day of each calendar year during the period commencing on the date hereof and ending upon the occurrence of a Termination Event, the Partnership shall pay to the General Partner or its designee the annual Management Fee in advance for the calendar year beginning on such date; provided that the Management Fee payable with respect to any period shorter than a calendar year shall be prorated based on the actual number of days in such period.  On the Closing Date, the Partnership shall pay to the General Partner or its designee the prorated Management Fee for the remainder of the year in which the Closing Date occurs.  Within ten (10) Business Days following the occurrence of a Termination Event pursuant to clauses (b), (c), (h), (i), (j), (k), (m) or (n) of the definition of “Restructuring Event”, the General Partner shall or shall cause its designee to reimburse to the Partnership, and the Partnership shall distribute to the Limited Partners, the prorated Management Fee for the remainder of the calendar year in which the Termination Event occurred.

3.2            Ongoing Partnership Expenses.  The Partnership shall pay, or reimburse the General Partner for its payment of, all documented Partnership Expenses.  For the avoidance of doubt, (a) the General Partner shall not be responsible for any Partnership Expenses and (b) any fees, costs and expenses of the Partnership that do not constitute Partnership Expenses (including by reason of the proviso set forth in the definition of “Partnership Expenses”) shall be borne by the General Partner (and not, for the avoidance of doubt, the Partnership or any Limited Partner) and, if paid by the Partnership, shall be reimbursed by the General Partner.  Within 60 days of the Closing Date, the Searchlight Limited Partner shall provide the General Partner with a detailed itemized summary of its Deal Expenses together with final invoices from each counsel, financial advisor and accountant set forth on Schedule 1.1(a).
3.3            Expenses Not Borne by the Partnership.  The General Partner shall pay, without reimbursement by the Partnership, all of its own operating and overhead expenses (including all costs, expenses and other liabilities of the General Partner on account of rent, computers, systems, supplies, equipment, services, furniture, salaries, wages, bonuses and employee benefits).  For the avoidance of doubt, the Limited Partners and the Partnership shall not be responsible for any expenses of the General Partner.
3.4            Certain Tax Matters.
(a)            Tax Matters Partner/Partnership Representative.
(i)            The “tax matters partner” (as such term is defined in Section 6231(a)(7) of the Code prior to amendment by the Bipartisan Budget Act of 2015 (the “Pre-Amendment Code”)) of the Partnership (the “Tax Matters Partner”) shall be the General Partner.  The “partnership representative” (as such term is defined in Section 6223(a) of the Code, the “Partnership Representative”) shall be the General Partner or such other Person as the General Partner shall designate with the prior approval in writing of the Searchlight Limited Partner.  The Tax Matters Partner or the Partnership Representative, as applicable, shall comply with the responsibilities outlined in Sections 6221 through 6233 of the Pre-Amendment Code (including the Regulations promulgated thereunder), in the case of the Tax Matters Partner, and Sections 6221 through 6235 of the Code (including the Regulations promulgated thereunder), in the case of the Partnership Representative.  Subject to the provisions of this Section 3.4, the Tax Matters Partner and the Partnership Representative shall have such authority as is prescribed by applicable tax law, including the authority to represent the Partnership before a taxing authority, court, or other applicable governmental authority in respect of any audit, examination, contest, litigation or other proceeding by or against any taxing authority relating to or affecting the Partnership or the Partners (in their capacity as such) (a “Tax Proceeding”).
(ii)            The Tax Matters Partner or the Partnership Representative, as applicable, shall diligently keep all Limited Partners informed as to any material developments regarding tax matters relating to or affecting the Partnership or the Partners (in their capacity as such), and shall not make any submission to, request to, or agreement with any taxing authority, court, or other governmental authority in respect of tax matters relating to or affecting the Partnership or the Partners (in their capacity as such) without prior consent of the Searchlight Limited Partner.

(iii)            The Tax Matters Partner or the Partnership Representative, as applicable, (A) shall keep all Limited Partners diligently informed as to any Tax Proceeding, (B) shall provide notice to Limited Partners promptly (and in any event, no later than fifteen (15) days) after it receives written notice from any tax authority of any pending or threatened Tax Proceeding, (C) shall timely consult with such Limited Partners regarding the conduct of any such Tax Proceeding, including with respect to any submission to any taxing authority, court, or other governmental authority, and shall not make any such submission without the prior consent of the Searchlight Limited Partner, and (D) shall not settle, resolve, compromise or abandon any Tax Proceeding without the prior written consent of the Searchlight Limited Partner.
(b)            Other Tax Responsibilities.  Subject to the consent of the Searchlight Limited Partner, the General Partner shall have the authority to control the (i) preparation and filing of all tax returns of the Partnership, (ii) the making of any elections under relevant tax laws on behalf of the Partnership, (iii) the determination of which items of cash outlay are to be capitalized or treated as current expenses, and (iv) the selection of the bookkeeping procedures to be used by the Partnership.
(c)            Tax Elections.  The General Partner shall cause the Partnership to make a timely election under Section 754 of the Code (and a corresponding election under state and local law) if requested by the Searchlight Limited Partner, (i) in the event of a Transfer of an interest in the Partnership as permitted hereunder; provided, that, the General Partner has received a written request to do so from the Transferor or Transferee of such interest in the Partnership and (ii) in the event of a distribution of property to a Partner.  The General Partner and the Limited Partners agree that they will cooperate to provide the Partnership with all information necessary for compliance with Sections 743 and 754 of the Code (or any similar provision under state or local law).
(d)            Classification as a Partnership.  The Partnership shall at all times be classified as a partnership for United States federal tax purposes and no Partner shall take any action or position inconsistent with such status.  The General Partner shall not elect to have the Partnership classified as an association taxable as a corporation for United States federal tax purposes pursuant to Regulations Section 301.7701-3.  The Tax Matters Partner or the Partnership Representative, as applicable, shall, for and on behalf of the Partnership, take all steps as may be required to maintain the Partnership’s classification as a partnership for federal income tax purposes.
ARTICLE 4

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
4.1            Capital Contributions.
(a)            Initial Capital Contributions.  On or prior to the Closing Date, each Limited Partner shall make a capital contribution (pro rata in accordance with the Interest held by such Limited Partner) to the Partnership its pro rata portion of the aggregate amount required for the Partnership to pay the Aggregate Purchase Price (as defined in the Stock Purchase Agreement) in accordance with the terms and conditions of the Stock Purchase

Agreement, based on the percentage interest of each Limited Partner set forth opposite such Limited Partner’s name on Schedule 4.1 attached hereto (each, a “Percentage Interest”).
(b)            Additional Capital Contributions.  Subject to Section 4.1(c), the General Partner may by written notice (each, a “Call Notice”) to each Partner in accordance with Section 12.2 request that each Partner make additional Capital Contributions to the Partnership to fund its pro rata portion of: (i) the Management Fee, provided that amounts to fund the Management Fee shall be called by the General Partner no more frequently than once per calendar year; (ii) Partnership Expenses, provided that amounts to fund Partnership Expenses shall be called by the General Partner no more frequently than once per calendar quarter; and (iii) the Special Defense Costs.  Each Call Notice shall set forth (A) the amount being requested to be contributed to the Partnership; (B) a reasonably detailed explanation of why such Capital Contribution is required and the anticipated use of such Capital Contribution; (C) the date on which such amount is due, which shall in no event be earlier than twelve (12) Business Days after the receipt by a Partner of such notice; and (D) the account to which such Capital Contribution is to be paid.  Each Partner shall contribute its pro rata portion of the aggregate amount specified in the Call Notice by delivering such amount by wire transfer of immediately available funds to the account designated in the Call Notice.
(c)            Investment Period.  From and after the occurrence of a Termination Event, unless approved by the Searchlight Limited Partner, no Call Notice shall be issued and no Capital Contribution shall be required to be made by any Limited Partners, except to the extent necessary to fund (i) Partnership Expenses incurred, and Management Fees accrued, prior to the occurrence of such Termination Event or (ii) Special Defense Costs incurred in connection with any Third Party Claim arising in respect of acts or omissions occurring prior to the occurrence of such Termination Event.
(d)            General Provisions.
(i)            No Partner shall be obligated to make any contributions to the capital of the Partnership except as expressly set forth in Sections 4.1(a) or 4.1(b).  To the extent Capital Contributions have not been used for the purpose for which they were called within ninety (90) days of receipt thereof, unless otherwise approved by the Searchlight Limited Partner, the General Partner shall return to the Partners such unused Capital Contributions (which return shall not be considered a distribution of Distributable Assets).
(ii)            If a Partner shall fail to make a Capital Contribution required by any Call Notice delivered in accordance with Section 4.1(b) on or before the scheduled funding date as set forth in such Call Notice and shall not have cured such failure within five (5) Business Days following the receipt from the General Partner of notice of such failure (any such Partner, a “Non-Contributing Partner” and such non-contributed amount, a “Shortfall”), the General Partner may, in its sole discretion take one or more of the following remedial actions: (A) dispose of any Securities or other assets held by the Partnership in an amount sufficient to satisfy all or a portion of the Shortfall, it being acknowledged and agreed by the Partners that (x) any such disposition shall not be (1) counted as a “Disposition” for purposes of determining whether a Change of Control Transaction or Partnership Sale has occurred or (2) considered a Transfer of Purchased

Interests for purposes of clause (n) of the definition of “Restructuring Event” and (y) the proceeds of any such disposition shall be deemed to have been distributed to the Non-Contributing Partner in accordance with and for all purposes under paragraphs (a) and (b) of Schedule 5.2, or (B) advance to the Partnership all or a portion of the Shortfall, which advance shall be treated as loan by the General Partner to the Partnership in the amount of such advance (each, a “GP Loan”), which GP Loan will earn interest thereon at the Default Rate; provided that the Non-Contributing Partner and any designee thereof shall be permitted and entitled to repay the GP Loan, in whole or in part (together with the interest accrued, from the date on which the noncontributed Capital Contribution was due to the Partnership through the date of such repayment, on the principal amount being repaid) on behalf of the Partnership at any time without penalty.
(e)            Creditors.  The provisions of this Section 4.1 are solely intended for the benefit of the Partners and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership (and no such creditor shall be a third-party beneficiary of this Agreement).  No Partner shall have any duty or obligation to any creditor of the Partnership to make any capital contribution.
4.2            Capital Accounts.
(a)            Capital Accounts.  The Partnership shall maintain a separate capital account (a “Capital Account”) for each Partner on the books of the Partnership in accordance with the following provisions:
(i)            Each Partner’s Capital Account shall be increased by (A) the total amount of money and the Book Value of any property contributed to the Partnership by such Partner pursuant to this Agreement (net of any liability secured by such property that the Partnership is considered to assume or take subject to under Section 752 of the Code); (B) such Partner’s share of Net Income and any items of income or gain that are specially allocated to such Partner pursuant to this Agreement; and (C) the amount of any Partnership liabilities assumed by such Partner as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(c)(1);
(ii)            Each Partner’s Capital Account shall be decreased by (A) the amount of cash and the Book Value of any property distributed to such Partner by the Partnership pursuant to this Agreement (net of any liability secured by such property that such Partner is considered to assume or take subject to under Section 752 of the Code); (B) such Partner’s share of Net Loss and any items of loss, deduction or credit that are specially allocated to such Partner pursuant to this Agreement; and (C) the amount of any liabilities of the Partner assumed by the Partnership as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(c)(2); and
(iii)            Each Partner’s Capital Account shall otherwise be maintained in accordance with the rules of Regulations Section 1.704‑1(b)(2)(iv).
(b)            The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such

Regulations.  In the event that the Searchlight Limited Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Searchlight Limited Partner may make such modification; provided that such modification shall not have a material adverse effect on the interests of or amounts distributable to any Partner.
4.3            Allocations.
(a)            Allocations of Net Income and Net Loss.  Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Partnership shall be allocated among the Partners in a manner such that, after giving effect to the special allocations set forth in Sections 4.3(b), 4.4 and 4.5, the Capital Account of each Partner, immediately after making such allocations, is, as nearly as possible, equal to (i) the amount such Partner would receive if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and all remaining or resulting cash was distributed to the Partners in accordance with Section 5.2 to the Partners, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.
(b)            Deductions of Management Fees.  Deductions of the Partnership related to Management Fees (as determined pursuant to Section 3.1) shall be allocated to the Limited Partners for each Fiscal Year (or portion thereof) pro rata in accordance with their respective Interests.
(c)            Section 704(c).  In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, deduction and credit with respect to any property contributed to the capital of the Partnership shall, solely for United States federal income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted tax basis of such property to the Partnership for United States federal income tax purposes and its initial Book Value using the “remedial method.”  In the event the Book Value of any Partnership asset is adjusted pursuant to the definition of Book Value, subsequent allocations of income, gain, loss, deduction and credit with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for United States federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.  Subject to the provisions of this Section 4.3(c), items of income, gain, loss, deduction and credit to be allocated for income tax purposes shall, for each taxable period, be allocated among the Partners in the same manner and in the same proportion as the corresponding items of Net Income and Net Loss are allocated among the Partners’ respective Capital Accounts.  Allocations pursuant to this Section 4.3(c) are solely for income tax purposes, and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.
4.4            Special Allocations. Notwithstanding Section 4.3(a), the following special allocations shall be made for each Fiscal Year in the following order of priority:

(a)            Limitation on Loss Allocations. The losses allocated to any Partner pursuant to Section 4.3(a) with respect to any Fiscal Year shall not exceed the maximum amount of losses that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of such Fiscal Year (or increase any existing Adjusted Capital Account Deficit).  In the event some but not all of the Partners would otherwise have Adjusted Capital Account Deficits as a consequence of such an allocation of loss or deduction pursuant to Section 4.3(a), the limitation set forth in this Section 4.4(a) shall be applied on a Partner by Partner basis and any such loss or deduction not allocable to a Partner as a result of such limitation shall be allocated to the other Partners in accordance with their positive Capital Account balances so as to allocate the maximum possible loss or deduction to each Partner under Regulations Section 1.704-1(b)(2)(ii)(d), and thereafter shall be allocated in a manner reasonably determined by the Searchlight Limited Partner.
(b)            Partnership Minimum Gain Chargeback.  If there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, except as provided in Regulations Section 1.704-2(f)(2), (3), or (5), each Partner shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Partner’s share of the net decrease in Partnership Minimum Gain during such Fiscal Year.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto and the items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 4.4(b) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(c)            Partner Minimum Gain Chargeback.  If there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner nonrecourse debt during any Fiscal Year, such Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent years) in the amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2).  This Section 4.4(c) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(d)            Qualified Income Offset.  If in any Fiscal Year a Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such adjustment, allocation, or distribution causes or increases an Adjusted Capital Account Deficit for such Partner, such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided, that an allocation pursuant to this Section 4.4(d) shall be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 4.3 and this Section 4.4 have been tentatively made as if this Section 4.4(d) were not in this Agreement.  This Section 4.4(d) is intended to constitute a “qualified income offset” as provided in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)            Nonrecourse Deductions.  Nonrecourse deductions shall be specially allocated to the Partners pro rata in accordance with their respective Interests.
(f)            Partner Nonrecourse Deductions.  The Partner nonrecourse deductions (as determined under Regulations Section 1.704-2(i)(2)) shall be allocated each year to the Partner that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Partner nonrecourse debt to which such Partner nonrecourse deductions are attributable in accordance with Regulations Section 1.704‑2(i)(1).
4.5            Ameliorative Allocations. The allocations set forth in Section 4.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 4.5.  Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the Partnership shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting special allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 4.3(a).  For the avoidance of doubt, in making allocations pursuant to this Section 4.5, the Partnership shall take into account future Regulatory Allocations under Sections 4.4(b) and 4.4(c) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.4(e) and 4.4(f).
4.6            Tax Withholding.
(a)            Each Partner agrees to:
(i)            provide any information, certification, representation, form or other document reasonably requested by the General Partner as necessary for the purpose of (A) obtaining any exemption from, or reduction or refund of, any withholding or other taxes imposed by any taxing authority or other governmental agency (including withholding taxes imposed pursuant to Sections 1471-1474 of the Code and the Regulations thereunder) or (B) to satisfy reporting or other obligations under the Code and the Regulations thereunder;
(ii)            update or replace such information, certification, representation, form or other document in accordance with its terms or subsequent amendments; and
(iii)            otherwise comply with any reporting obligations or information disclosure requirements imposed by the United States or any other jurisdiction and any reporting obligations that may be imposed by future legislation.
If a Limited Partner fails or is unable to deliver to the General Partner such information, certification, representation, form or other document described in this Section 4.6(a), the General Partner shall have full authority on behalf of the Partnership to withhold, pursuant to

Section 4.6(a), any taxes required to be withheld pursuant to any applicable laws, regulations, rules or agreements.
(b)            The Partnership shall comply with all withholding and tax payment requirements under United States federal, state, local and non-United States tax laws (e.g., backup withholding; payments of imputed underpayments under Section 6225 of the Code) and shall remit such amounts to, and file required forms with, the relevant taxing authorities or other governmental agencies.  To the extent that the Partnership withholds and pays over any amounts or makes (or directs to be made) any tax payments to any taxing authority or other governmental agency in respect of a Partner, the amount withheld, credited against withholding tax otherwise due or paid shall be treated as a distribution to such Partner in the amount of the withholding, credit or payment and such amount shall accrue interest at the Prime Rate until satisfied by such Partner by reduction of a distribution or otherwise.
4.7            FCC Compliance.  Each Partner agrees to provide any information, certification, representation, form or other document reasonably requested by the General Partner for the purpose of complying with the Communications Laws, including any applications or reporting requirements thereunder and any information in respect of any general or limited partner, limited liability company member, stockholder or other equity holder or Affiliate of such Partner who shall have an attributable interest in the Partnership for purposes and within the meaning of the Communications Laws.  If a Limited Partner fails or is unable to deliver to the General Partner such information, certification, representation, form or other document, the General Partner shall have the right to take such actions as are reasonably required to prevent a violation of any Communications Laws.
ARTICLE 5

DISTRIBUTIONS
5.1            Timing of Distributions.  Prior to the occurrence of a Termination Event, the Partnership shall make distributions of Distributable Assets to the Partners (a) with respect to any Disposition Proceeds, promptly, but in no event later than thirty (30) calendar days following receipt thereof; and (b) with respect to Current Income and any other Distributable Assets (excluding the Securities of HMG acquired under the Stock Purchase Agreement or any Securities of HMG received by the Partnership in connection with any stock dividend, stock split, combination or other similar recapitalization with respect to such Securities) as promptly as practicable following the end of the fiscal quarter in which such amounts are received, in each case unless otherwise agreed by the Searchlight Limited Partner (each, an “Interim Distribution”) and in each case in accordance with the priorities set forth in Schedule 5.2.  Promptly after the occurrence of a Termination Event and the receipt of the requisite Regulatory Approvals (but within 30 days of the receipt of FCC approval), the Partnership shall make a Final Distribution or GP Departure Distribution, as the case may be, as set forth in Section 11.2(b) and Section 11.1(b), respectively.  The Partnership shall not make any distributions other than distributions of Distributable Assets pursuant to the express provisions of this Agreement.
5.2            Distributions.  Distributions of Distributable Assets shall be made in accordance with Schedule 5.2 to this Agreement.  Notwithstanding anything set forth in this Agreement to the contrary, and for the avoidance of doubt, the Partnership shall not, and the General Partner shall not permit the Partnership to, make any distributions of Securities of HMG except in connection with a Final Distribution or a GP Departure Distribution.
5.3            Calculation and Payment of Carried Interest.  The following rules shall apply with respect to the calculation and payment of Carried Interest pursuant to this Agreement:
(a)            Change of Control Transactions.  In connection with any Change of Control Transaction, Carried Interest will be determined based on the aggregate Change of Control Consideration realized in such transaction; it being agreed that the General Partner shall receive any distribution of Carried Interest resulting from a Change of Control Transaction in the same form (whether cash, Securities or a mixture thereof) in which the applicable Change of Control Consideration is received by the Partnership or the Limited Partners, as the case may be;
(b)            Other Termination Events.  In connection with any Termination Event not addressed by Section 5.3(a), Carried Interest (including the number of HMG Securities to which the General Partner is entitled, if any) will be determined based on the 30-Day Trailing VWAP, as of the date of the applicable Termination Event, of the HMG Securities distributed in kind in the Final Distribution or GP Departure Distribution, as the case may be, triggered by such Termination Event; provided, that the Searchlight Limited Partner agrees to conduct any distribution of Carried Interest in the form of HMG Securities, if so requested by the General Partner, in such manner and at such times as would minimize the risk of creating  any liability on the part of the General Partner or the Principal under Section 16(b) of the Exchange Act.  For avoidance of doubt, Carried Interest resulting from a Sale Liquidation shall be distributed in the GP Departure Distribution or the Final Distribution, as the case may be, triggered by such Sale Liquidation.
(c)            Marketable Securities.  In connection with any distribution of Marketable Securities, Carried Interest shall be determined based on the value of such Marketable Securities on the date that such Marketable Securities are received by the Partnership.
(d)            Distributions of HMG Securities. For the avoidance of doubt, unless otherwise agreed in writing between the General Partner and the Searchlight Limited Partner, in any distribution in kind of HMG Securities pursuant to this Agreement, the General Partner and the Limited Partners shall receive the same class and types of HMG Securities (and if there is a mix of types of HMG Securities, any such mix in the same proportions), and any such HMG Securities that are shares of common stock will be Class A Shares.
5.4            General Distribution Provisions.
(a)            Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall not be entitled to receive Carried Interest in respect of Distributable Assets received in any transaction in connection with which (i) the Principal, the General Partner or any of their respective Affiliates, directly or indirectly, receive or become entitled to any separate amounts outside of the applicable Change of Control Consideration or other proceeds received by the Partnership in such transaction (other than amounts constituting reasonable and customary compensation to the Principal for service as a director or employee after the completion of the transaction giving rise to such proceeds) or (ii) the General Partner breaches its obligations set forth in Section 8.2 or Section 11.2(a).

(b)            Subject to Section 6.2, any distribution by the Partnership hereunder to the Person shown on the Partnership’s records as a Partner or to its legal representatives or nominees, or to any Transferee of the right to receive such distributions as provided herein, shall acquit the Partnership and the General Partner of all liability to any other Person who may be interested in such distribution by reason of any Transfer of such Partner’s interest for any reason (including a Transfer thereof by reason of death, incompetence, Bankruptcy or liquidation of such Partner).
(c)            Distribution Calculations and Procedures.
(i)            At least five (5) Business Days prior to making any Interim Distribution, Final Distribution or GP Departure Distribution pursuant to this Agreement, the General Partner shall provide the Searchlight Limited Partner with a statement of the amounts proposed to be distributed to the Partners, together with a reasonably detailed exposition of the calculation and basis therefor (a “Distribution Statement”).  If the Searchlight Limited Partner disagrees with the distribution amounts or calculations set forth in the Distribution Statement, it shall notify the General Partner and provide a reasonably detailed description of its disagreement (an “Objection Notice”) within three (3) Business Days of its receipt of the applicable Distribution Statement.  Promptly upon the delivery of an Objection Notice, the Searchlight Limited Partner and the General Partner shall negotiate in good faith to reconcile the calculations set forth in the Distribution Statement and the Objection Notice, and no distribution shall be made until the determination of the Resolution Amounts in accordance with Section 5.4(c)(ii) or 5.4(c)(iii).
(ii)            The Searchlight Limited Partner and the General Partner shall have five (5) Business Days following the delivery of an Objection Notice to agree upon a calculation of the amounts proposed to be distributed to the Partners in the applicable distribution.  If the Searchlight Limited Partner and the General Partner are able to reach agreement prior to the end of such five (5)-Business Day period, the amounts so agreed upon shall be deemed the “Resolution Amounts” with respect to the applicable distribution.
(iii)            If the Searchlight Limited Partner and the General Partner are not able to reach agreement by the end of such five (5)-Business Day period, then the parties shall engage a mutually acceptable nationally recognized accounting firm (the “Umpire”) to calculate the applicable distribution amount.  Promptly upon such engagement, the General Partner shall deliver to the Umpire all such materials and information as may be reasonably necessary to make an informed determination of the applicable distribution amounts, as well as copies of the Distribution Statement and the Objection Notice.  The Umpire shall be required to make its determination and communicate the same to the Searchlight Limited Partner and the General Partner within five (5) Business Days after its receipt of such materials, which determination shall be final and binding on the Searchlight Limited Partner and the General Partner and shall be deemed the “Resolution Amounts” with respect to the applicable distribution.

(iv)            The General Partner shall make the applicable distribution within one (1) Business Day of the determination of the Resolution Amounts pursuant to Section 5.4(c)(ii) or 5.4(c)(iii), as the case may be.  All fees, costs and expenses of the Umpire (collectively, “Umpire Fees”) shall be paid by the Partnership.
5.5            Tax Distributions.
(a)            Anything to the contrary in this Agreement notwithstanding, subject in each case to restrictions imposed by applicable law:
(i)            At least five (5) days prior to the due date prescribed by the Code for individuals (or, if earlier, corporations, for any Limited Partner that is a corporation for federal income tax purposes) on a calendar tax year to pay quarterly installments of estimated tax, the Partnership shall make a cash distribution to each Limited Partner and the General Partner, with respect to the Interests held by such Partner at such time, in an amount equal to the Quarterly Tax Distribution Amount for such Partner for the fiscal quarter with respect to which such quarterly installments of estimated tax are due (each such distribution, a “Quarterly Tax Distribution”);
(ii)            As promptly as practicable after the end of each Fiscal Year, the Partnership shall make a cash distribution to each Limited Partner and the General Partner, with respect to the Interests held by such Partner at such time, in an amount equal to the Year End Tax Distribution Amount for such Partner for such Fiscal Year, (each distribution described in Section 5.5(a)(i) and this Section 5.5(a)(ii), a “Tax Distribution”);
provided, that, notwithstanding anything to the contrary contained herein, failure to timely make the distributions required under this Section 5.5 shall not be deemed a breach by the Partnership of its obligations under this Section 5.5, so long as such failure to make such distributions is caused by insufficient Distributable Cash.
(b)            Any Tax Distribution made to any Partner pursuant to Section 5.5 shall be treated as an advance against and shall reduce the amount otherwise distributable to any such Partner pursuant to the other provisions of this Agreement.
(c)            For purposes hereof,
(i)            “Assumed Tax Rate” means, for each Fiscal Year (or each fiscal quarter of a Fiscal Year), the highest applicable combined effective marginal income tax rate for a New York City resident individual or corporation, as the case may be (taking into account the deductibility of state and local taxes for federal income tax purposes, the cut-back in itemized deductions and the Medicare tax imposed on investment income under Section 1411 of the Code), in each case applicable to the character of the net taxable income (e.g., capital gains, dividends and/or ordinary income) allocable.
(ii)            “Partnership Estimated Adjusted Taxable Income” shall mean, for a Fiscal Year or a fiscal quarter thereof, (x) the cumulative estimated federal taxable income allocated (or allocable) to the Partners for such Fiscal Year or the portion of the

Fiscal Year ending with the end of such fiscal quarter, less (y) any losses from prior Fiscal Years or prior fiscal quarters to the extent such prior losses are of a character that would permit such losses to be deducted against the federal taxable income of the Partners for the current Fiscal Year or fiscal quarter and have not been previously taken into account pursuant to this clause (y); provided, that such cumulative estimated federal taxable income shall be computed taking into account any  items of income, gain, loss or deduction specially allocated under Section 704(c) of the Code as well as any Section 743(b) adjustments.
(iii)            “Partnership Adjusted Taxable Income” shall mean, for a Fiscal Year, (x) the cumulative federal taxable income allocated to the Partners for such Fiscal Year, less (y) any losses from prior Fiscal Years to the extent such prior losses are of a character that would permit such losses to be deducted against the federal taxable income of the Partners for the current Fiscal Year and have not been previously taken into account pursuant to this clause (y); provided, that such cumulative federal taxable income shall be computed taking into account any items of income, gain, loss or deduction specially allocated under Section 704(c) of the Code as well as any Section 743(b) adjustments.
(iv)            “Quarterly Tax Distribution Amount” for a Partner for any fiscal quarter of a Fiscal Year means an amount equal to the excess, if any, of (a) the product of (i) the Partnership Estimated Adjusted Taxable Income for the portion of such Fiscal Year ending with the end of such fiscal quarter (which portion, for the avoidance of doubt, shall be the entire Fiscal Year in the case of the fourth fiscal quarter of such Fiscal Year) allocable to such Partner in respect of its Interests multiplied by (ii) the Assumed Tax Rate over (b) the sum of the aggregate amount of all prior Quarterly Tax Distributions made to such Partner for such Fiscal Year pursuant to Section 5.5(a)(i) and all Interim Distributions made to such Partner for such Fiscal Year.
(v)            “Year End Tax Distribution Amount” for a Partner for any Fiscal Year means an amount equal to the excess, if any, of (a) the product of (i) the amount of Partnership Adjusted Taxable Income for such Fiscal Year allocable to such Limited Partner in respect of its Interests, multiplied by (ii) the Assumed Tax Rate over (b) the aggregate amount of all prior Tax Distributions made to such Limited Partner for such Fiscal Year and all Interim Distributions made to such Partner for such Fiscal Year.
ARTICLE 6

LIABILITY; INDEMNIFICATION
6.1            Liability of Partners.
(a)            Limited Liability of Partners.  No Partner shall have any liability to contribute money to the Partnership, nor shall any Partner be personally liable for any debt or obligation of the Partnership, except pursuant to the terms of this Agreement.  No Partner shall be obligated to make loans to the Partnership or to repay to the Partnership, any Partner or any creditor of the Partnership all or any fraction of any amounts distributed to such Partner, except as required under the Delaware Act.  No Partner shall be obligated to restore by way of

Capital Contribution or otherwise any deficits in its Capital Account or the Capital Account of any other Partner (if such deficits occur).
(b)            Return of Previously Distributed Amounts.  In accordance with the Delaware Act, a limited partner of a partnership may, under certain circumstances, be required to return to the partnership for the benefit of partnership creditors amounts previously distributed to it as a return of capital.  It is the intent of the Partners that a distribution to any Partner be deemed a compromise within the meaning of Section 17-502(b) of the Delaware Act and not a return or withdrawal of capital, even if such distribution represents, for U.S. federal income tax purposes or otherwise (in full or in part), a distribution of capital, and no Limited Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership.
6.2            Liability to Partners.  Without limiting any rights or obligations of any party under the Stock Purchase Agreement or to have recourse against any other party to the Stock Purchase Agreement to the extent provided in such agreement (but in no way expanding on the rights, obligations or liabilities thereunder), to the fullest extent permitted by applicable law, and subject to the following sentence, no Covered Person shall be liable to the Partnership or any Partner for any action taken or omitted to be taken by such Person or any other Person in connection with this Agreement or the matters contemplated herein or with respect to the business of the Partnership, except in the case of a Liability resulting from such Covered Person’s own gross negligence, bad faith, fraud or willful breach of this Agreement.  Notwithstanding anything to the contrary but subject to Section 5.4(c), any Person who receives any payment or value under this Agreement that is not calculated and paid strictly in accordance with the provisions of this Agreement shall be responsible to return the portion of such payment incorrectly paid to such Person and make whole the Person who was entitled to such portion of such payment.
6.3            Indemnification.
(a)            Indemnification of Covered Persons.  Subject to Section 6.4(b), to the fullest extent permitted by law, the Partnership shall indemnify, hold harmless, protect and defend each Covered Person (and its respective heirs and legal and personal representatives) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Partnership), by reason of any acts or omissions or alleged acts or omissions arising out of such Person’s activities either on behalf of the Partnership or in furtherance of the interests of the Partnership, against all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Liabilities”), that are incurred by any Covered Person and arise out of or in connection with such action, suit or proceeding; unless, such Liability results from such Covered Person’s own gross negligence, bad faith, fraud or willful breach of this Agreement.
(b)            Reimbursement of Expenses.  Subject to Section 6.3(d), the Partnership shall promptly reimburse (and/or advance to the extent requested) each Covered Person for reasonable legal and other expenses (as incurred) of each Covered Person in connection with investigating, preparing to defend or defending any investigation, claim, lawsuit, action or other proceeding (whether civil or criminal and including, but not limited to, any appeal) relating to any Liabilities for which the Covered Person may be indemnified pursuant to this Section 6.3; provided that such expenses shall be advanced by the Partnership prior to the final disposition of an action, claim, suit or proceeding only upon the receipt by the Partnership of a written undertaking by or on behalf of the Covered Person to repay such amount, plus interest thereon at the Prime Rate (from the date of such advance to the date of reimbursement) if, but only to the extent, it is finally determined by a court of competent jurisdiction that such Covered Person is not entitled to the indemnification provided by this Section 6.3.  For avoidance of doubt, this Section 6.3(b) shall not apply to any investigation, claim, lawsuit, action or other proceeding (whether civil or criminal and including, but not limited to, any appeal) by a third party regarding the Partnership’s HMG Securities (including its ownership of HMG Securities), defense and settlement of which shall be exclusively governed by Section 6.4.
(c)            Survival of Protection.  The provisions of this Section 6.3 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 6.3 and regardless of any subsequent amendment to this Agreement; it being understood that no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.
(d)            Limitation.  The satisfaction of any indemnification pursuant to this Section 6.3 shall be from, and limited to, Partnership assets.
(e)            Insurance and Recovery.  Any Person entitled to indemnification from the Partnership hereunder (x) that may also be covered by any other indemnity or insurance (such as for example an indemnity from HMG or IMP VII or their respective Affiliates) shall seek recovery first under such other indemnity before accessing the indemnification provisions of this Agreement and (y) shall initially seek recovery under any other indemnity or any insurance policies maintained by the Partnership by which such Person is indemnified or covered, as the case may be.
6.4            Defense of Certain Third-Party Claims.
(a)            Notice of Claims.  Promptly upon receipt by the Partnership, the General Partner, the Principal or any of their respective Affiliates of any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument (each, a “Notice of Claim”) relating to any Third-Party Claim, the General Partner shall provide the Searchlight Limited Partner with prompt written notice of such Third-Party Claim (in no event later than three (3) Business Day following receipt of any such Notice of Claim).  Such notice shall set forth in reasonable detail the circumstances surrounding such Third-Party Claim to the extent known by the Partnership or the General Partner after reasonable inquiry.  A “Third Party Claim” means any claim, action, lawsuit, demand or other challenge regarding the Partnership’s HMG Securities (including its ownership of HMG Securities).

(b)            Control of Defense.
(i)            The General Partner shall control the defense of any Specified Third-Party Claim with counsel of its own choosing that is reasonably satisfactory to the Searchlight Limited Partner and the Partnership shall pay and be charged with the reasonable fees and disbursements of such counsel up to an aggregate amount of $1,000,000 in connection with all Specified Third-Party Claims, it being agreed that any fees and disbursements of counsel exceeding an aggregate amount of $1,000,000 in connection with all Specified Third-Party Claims shall not be deemed Special Defense Costs (as defined below) for any purpose hereunder, and no Covered Person shall be indemnified for any such amounts pursuant to Section 6.3, unless approved in writing by the Searchlight Limited Partner, and shall be borne by the General Partner (and not, for the avoidance of doubt, the Partnership or any Limited Partner) and, if paid by the Partnership, shall be reimbursed by the General Partner.
(ii)            The General Partner shall control the defense of any Third-Party Claim that is not a Specified Third-Party Claim with counsel of its own choosing that is reasonably satisfactory to the Searchlight Limited Partner and the Partnership shall pay and be charged with the reasonable fees and disbursements of such counsel, it being agreed that if the fees and disbursements incurred by the Partnership in connection with any such Third-Party Claim exceed $1,000,000 (any such claim, a “Controlled Claim”), the Searchlight Limited Partner shall have the right, upon written notice to the General Partner, to assume the control of the defense of such Controlled Claim and the General Partner shall have the right to participate in (at the General Partner’s own expense), but not control, the defense of such Controlled Claim, such participation to include the right to participate in, but not control, all significant decisions regarding such Controlled Claim (including the right to participate in settlement discussions with respect thereto).  The General Partner will provide reasonable advance notice to the Searchlight Limited Partner prior to the incurrence of any such costs in excess of $1,000,000 to facilitate the Searchlight Limited Partner being able to promptly assume the control of the defense of such Controlled Claim in accordance with the immediately preceding sentence.  Any costs incurred by the General Partner with respect to a Controlled Claim from and after the time that the Searchlight Limited Partner provides notice that it will assume the defense thereof to the General Partner shall be borne solely by the General Partner (and not the Partnership) and no such amounts shall be subject to indemnification pursuant to Section 6.3
(iii)            The Searchlight Limited Partner and any of its Affiliates that are the subject of any Third-Party Claim for which the General Partner controls the defense pursuant to this Section 6.4(b) shall have the right to be represented by their own counsel at their own expense (by one counsel, collectively, if multiple such Persons are the subject of such claim), and may participate in, but not control, the defense of such Third-Party Claim, such participation to include the right to participate in, but not control, all significant decisions regarding such Third-Party Claim (including the right to participate in settlement discussions with respect thereto).

(iv)            “Special Defense Costs” means fees and disbursements of counsel payable by the Partnership pursuant to this Section 6.4(b).
(c)            Settlement.  The Partnership, the General Partner or any of their respective Affiliates shall not settle or compromise any Third-Party Claim, or consent to the entry of any judgment with respect to any such claim, without the prior written consent of the Searchlight Limited Partner, such consent not to be unreasonably withheld.
ARTICLE 7

ACCOUNTING; REPORTS
7.1            Books of Account.
(a)            The General Partner shall maintain at the office of the Partnership proper and complete records and books of account of the Partnership (which at all times shall remain the property of the Partnership).  The Partnership’s books and records shall be maintained in U.S. dollars and in accordance with U.S. GAAP.  The financial statements of the Partnership shall be audited as of the end of each Fiscal Year by a nationally recognized independent certified public accounting firm selected by the General Partner with the prior written consent of the Searchlight Limited Partner (the “Accountant”).
(b)            Each Limited Partner shall be allowed full and complete access to review all records and books of account of the Partnership for any purpose reasonably related to such Limited Partner’s Interest.  Each Limited Partner shall have the right to audit such records and books of account by an accountant of its choice at its expense.  The General Partner shall reasonably cooperate with any Limited Partner or its agents in connection with any review or audit of the Partnership or its records and books.  Without limiting the generality of the foregoing, the Limited Partners (and their respective accountants) shall be provided an opportunity to review the Partnership’s work papers relating to the Accountant’s audit of the Partnership.  In addition, upon notice from any Limited Partner, the General Partner shall promptly cause the Partnership to provide written authorization and instructions to the Accountant and the Partnership’s tax preparers authorizing and instructing them to communicate with such Limited Partner (and its accountants) directly regarding the financial and tax matters of the Partnership and to provide such Limited Partner (and its accountants) with such information and materials regarding the Partnership as such Limited Partner (and its accountants) may reasonably request from time.  The General Partner shall retain all records and books of the Partnership for a period of at least seven (7) years after the termination of the Partnership.
7.2            Audit and Report.
(a)            Audit and Annual Report.  The General Partner shall cause to be prepared and furnished to each Limited Partner with respect to each Fiscal Year of the Partnership, prior to the date that is one hundred twenty (120) days after the end of such Fiscal Year, a report of the Accountant, setting forth audited financial statements of the Partnership (including an income statement, balance sheet, statement of cash flows and statement of changes in Limited Partners’ Capital Account balances) prepared in accordance with U.S. GAAP.

(b)            Tax Information.  For each Fiscal Year, the General Partner shall furnish to each Limited Partner, prior to the date that is ninety (90) days after the end of such Fiscal Year, a Schedule K-1 or such other information as may be reasonably necessary for such Limited Partner to prepare its United States federal, state and other tax returns for such Fiscal Year in accordance with the laws, rules and regulations then prevailing, prepared by the Accountant.  In addition, for each Fiscal Year, the General Partner shall furnish to each Limited Partner, prior to October 31st of the preceding Fiscal Year, estimated information regarding the amount of such Limited Partner’s share of the Partnership’s income, gain, loss, deduction and credit for such Fiscal Year in sufficient detail to enable each Limited Partner to prepare its United States federal, state and other tax returns in accordance with the laws, rules and regulations then prevailing, prepared by the Accountant.
(c)            Additional Information.  The General Partner shall provide any Limited Partner with such other information and financial reporting concerning the Partnership as may reasonably be requested by such Limited Partner from time to time.
7.3            Inspection Rights.  Each Limited Partner shall, upon reasonable notice and subject to reasonable limits imposed by the Partnership in order to protect the Partnership’s confidential information, have the inspection rights provided by Section 17-305 of the Delaware Act.  Without limiting the foregoing, each Limited Partner shall, upon reasonable notice and subject to reasonable limits imposed by the Partnership in order to protect the Partnership’s confidential information, have reasonable access during normal business hours to (i) the Partnership’s properties, offices and other facilities and (ii) the books and records and minutes of proceedings of the Partnership (and, to the extent reasonably related to the particular Limited Partner’s Interest, the ability to make copies thereof).7.4Notice of Certain Events.  The General Partner agrees to notify the Searchlight Limited Partner (and, with respect to the events set forth in Section 7.4(i), the Independent Committee) as promptly as practicable if it becomes aware of any of the following events:
(a)            the institution of any litigation, investigation, inquiry, or enforcement action involving or against the Partnership, the General Partner, or any of their Affiliates, or any settlement, decree, fine, judgment or award in connection with the foregoing;
(b)            any conviction or indictment of the Partnership, the General Partner, the Principal, or any of their Affiliates for a felony (not including minor traffic violations) under federal, state or local law, or of an equivalent crime in a foreign jurisdiction;
(c)            a determination that has been made by any regulatory authority that results in a suspension of trading rights or the imposition of other sanctions under applicable securities laws and regulations on the Partnership, the General Partner, the Principal, or any of their Affiliates;
(d)            the Bankruptcy of the General Partner, the Principal or any of their Affiliates;
(e)            the death or Disability of the Principal;
(f)            the dissolution of the General Partner;

(g)            the receipt of any bona fide proposal for a Change of Control Transaction;
(h)            if any meeting of the HMG board of directors or any committee thereof at which any vote on or discussion of a proposed Change of Control Transaction may be held is scheduled, convened or notice thereof sent; provided, that the provision of notice to the Searchlight Directors shall satisfy the requirement of this Section 7.4(h); and
(i)            the occurrence of any other event or circumstance that is or would reasonably be expected to constitute (with or without the giving of notice, the passage of time or otherwise) a Disabling Event or a Restructuring Event.
ARTICLE 8

COVENANTS
8.1            Confidential Information.
(a)            At all times, Confidential Information that is furnished by the Partnership, any Partner, the Principal, or any of their respective Affiliates (each, a “Disclosing Party”) to any Partner, the Principal or any of their respective Affiliates (each, a “Recipient”) shall be treated by such Recipient as confidential and shall not be disclosed by such Recipient to any other Person without the prior written consent of the Disclosing Party, except: (i) as required by applicable law, governmental rule or regulation, judicial process, court order, administrative or arbitral proceeding or by any governmental or other regulatory authority having jurisdiction over such Recipient; provided, that, if such disclosure is required pursuant to any of the foregoing, such Recipient, shall, if permitted by law, give reasonable prior written notice to the Disclosing Party of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Disclosing Party to obtain a protective order or similar treatment for the Confidential Information; or (ii) by Searchlight Capital Partners LLC or any Searchlight Limited Partner to (A) its Affiliates and its and their directors, officers and employees who have a need to know such information (provided that such recipients are subject to a duty of confidentiality to keep such Confidential Information confidential) and (B) to its equity holders and investors in customary communications with equity holders and investors, or as required by any applicable agreements governing the Searchlight Limited Partner or otherwise obligating Searchlight Capital Partners LLC or any of its Affiliates, in their capacity as general partner, manager or sponsor of any Searchlight Limited Partner, to make such disclosure (provided that such recipients are subject to a duty of confidentiality to keep such Confidential Information confidential).
(b)            “Confidential Information” means all non-public or proprietary information of the Partnership, any Partner or their respective Affiliates; provided, that, Confidential Information shall not include information that (i) is lawfully and independently obtained by a Recipient from a third party without restriction as to disclosure by such third party or the Disclosing Party, (ii) is in the public domain or enters into the public domain through no fault of a Disclosing Party, (iii) is independently developed by a Disclosing Party without reference to or use of Confidential Information, in whole or in part, or (iv) was made or becomes available to such Recipient on a non-confidential basis from a third party.

(c)            Notwithstanding anything to the contrary herein, to comply with Regulations Section 1.6011-4(b)(3)(i), each Partner (and each employee, representative, or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (i) the Partnership and (ii) any transactions undertaken by the Partnership to the extent the Partner acquires such information on or after the date hereof, it being understood and agreed, for this purpose, that the following do not constitute such tax treatment or tax structure information:  (x) the name of, or any other identifying information regarding, the Partnership or any existing or future investor (or any Affiliate thereof) in the Partnership, or any investment or transaction entered into by the Partnership, (y) any specific performance information relating to the Partnership or its investments and (z) any performance or other information relating to previous funds or investments sponsored by any of the Partners.
8.2            Regulatory Approvals.
(a)            The General Partner hereby agrees that it shall, and shall cause its Affiliates to, use reasonable best efforts to obtain or make, or cause to be obtained or made, all consents, authorizations, orders and approvals required to be obtained or made under the HSR Act, the Communications Act of 1934, as amended, the rules and regulations and published policies of the FCC (the “Communications Laws”), local or municipal law, and the rules and regulations of any public utility commission (collectively, “Regulatory Approvals”), in connection with the distribution in kind of HMG Securities to the Partners pursuant to Section 11.2(b), the appointment of a Replacement GP pursuant to Section 11.1(b), and any other event, circumstance, act or activity arising or undertaken pursuant to this Agreement that requires any Regulatory Approvals (including any Transfer of HMG Securities), in such manner as to ensure that such Regulatory Approvals shall be obtained as promptly as practicable and shall be in full force and effect prior to any distribution in kind of HMG Securities to the Partners pursuant to Section 11.2(b), the appointment of a Replacement GP pursuant to Section 11.1(b) or any other event, circumstance, act or activity arising or undertaken pursuant to this Agreement that requires Regulatory Approvals (including any Transfer of HMG Securities).  Without limiting the generality of the foregoing, the General Partner hereby covenants and agrees that it shall commence the process of obtaining Regulatory Approvals no later than the earliest to occur of:
(i)            the date that is six (6) months prior to the fifth anniversary of the Closing Date;
(ii)            with respect to any Disabling Event, immediately upon the occurrence thereof; and
(iii)            with respect to any Termination Event, immediately upon the occurrence thereof.
(b)            Notwithstanding anything to the contrary contained in this Agreement, if, at the time any Termination Event occurs, the Regulatory Approvals (if any) required for the distribution in kind of HMG Securities to the Partners pursuant to Section 11.2(b), the appointment of a Replacement GP pursuant to Section 11.1(b), or any other event, circumstance, act or activity arising or undertaken pursuant to this Agreement that requires any Regulatory Approvals (including any Transfer of HMG Securities), have not been obtained, then until such time as such Regulatory Approvals are obtained and in full force and effect, no such in-kind distribution of HMG Securities, no such appointment of a Replacement GP, or no such event, circumstance, act or activity (including any Transfer of HMG Securities) shall be made or taken.
(c)            During the period between the occurrence of a Termination Event and such time as the required Regulatory Approvals have been obtained and the liquidation and winding up of the Partnership pursuant to Section 11.2(b) or the appointment of a Replacement GP pursuant to Section 11.1(b), as the case may be, has been achieved, (the “Interim Period”), in addition to the restrictions set forth in Section 2.4, the Partnership shall not, and the General Partner (or, if a Disabling Event has occurred, a liquidating trustee appointed by the Delaware Court of Chancery (or another appropriate independent authority acceptable to the Independent Committee), provided that the necessary Regulatory Approvals for the transfer of control of the Partnership to the liquidating trustee shall have been obtained) shall cause the Partnership not to, without the prior written consent of the Searchlight Limited Partner:
(i)            take any action that would, or would reasonably be expected to, have the effect of requiring any Searchlight Person to (A) divest or otherwise hold separate (including by establishing a trust or otherwise) any businesses, assets or properties of any Searchlight Person or (B) accept any conditions or take any other actions that would apply to, or affect (other than any de minimis effect), any businesses, assets or properties of any Searchlight Person; or
(ii)            litigate or participate in the litigation of any proceeding involving the FCC, the Federal Trade Commission or the Department of Justice Antitrust Division, whether judicial or administrative, in order to (A) oppose or defend against any action by any such federal, state, local or foreign governmental or regulatory body to prevent or enjoin the consummation of any of the transactions contemplated by this Agreement or the Stock Purchase Agreement or (B) overturn any regulatory action by any such federal, state, local or foreign governmental or regulatory body to prevent consummation of any of the transactions contemplated by this Agreement or the Stock Purchase Agreement, including by defending any suit, action or other legal proceeding brought by any such federal, state, local or foreign governmental or regulatory body in order to avoid the entry of, or to have vacated, overturned or terminated or appealing any order.
(d)            The General Partner covenants and agrees that during the Interim Period, the General Partner (i) shall (x) not permit to be present and counted for purposes of a quorum in connection with any vote of the stockholders of HMG in respect of, or (y) if a quorum for any such vote is present, vote all HMG Securities Controlled by the Partnership against (A) any Change of Control Transaction with respect to which a Sale Liquidation Notice was given, (B) (if a stockholder approval is required or otherwise sought therefor) any other transaction or matter that, if approved or undertaken prior to the relevant Termination Event, would constitute a Restructuring Event hereunder, and with respect to which the Searchlight Directors have not voted in favor and (C) any amendment to the HMG Charter or the amended and restated bylaws of HMG that is submitted to the vote of the stockholders of HMG; (ii) shall vote any HMG Securities Controlled by the Partnership (or execute any written consent in lieu of any such vote) in favor of the Searchlight Directors to be elected and seated on the HMG board of directors; and (iii) shall use its reasonable best efforts to delay any vote, meeting or written consent of the stockholders of HMG pursuant to which any action or determination with respect to any of the foregoing matters may be taken or made, and the completion of any such Change of Control Transaction or other transaction.
(e)            Subject to the express provisions of this Section 8.2, the Partners shall cooperate fully with each other to promptly seek to obtain the Regulatory Approvals as set forth in this Section 8.2; provided that (notwithstanding the other provisions of this Section 8.2) nothing in this Agreement shall be construed to require any Searchlight Person to take or agree to take any action that (i) would, or would reasonably be expected to (A) result in a requirement for such Searchlight Person to dispose of any of the HMG Securities or any other material asset of such Searchlight Person, (B) limit the voting rights or the economic benefits attaching to any HMG Securities or any other asset held by such Searchlight Person, or (C) limit the freedom of action of such Searchlight Person with respect to any HMG Securities or any other asset held by such Searchlight Person or (ii) is not conditioned upon the consummation of the transactions contemplated by this Agreement in connection with which Regulatory Approvals are being sought, i.e. the distribution in kind of HMG Securities to the Partners pursuant to Section 11.2(b) or the appointment of a Replacement GP pursuant to Section 11.1(b) (or any other event, circumstance, act or activity arising or undertaken pursuant to this Agreement that requires Regulatory Approvals).
8.3            Purchases and Sales of HMG Securities.  Any purchases or sales of any HMG Securities by the Partnership, the General Partner, or any of their respective Affiliates shall, at the request of the Searchlight Limited Partner, be conducted in such manner and at such times as would minimize the risk of creating any liability under Section 16(b) of the Exchange Act, on the Partnership or any Limited Partner.
8.4            No Circumvention.  From and after the occurrence of any Termination Event pursuant to clause (f), (g) or (n) of the definition of “Restructuring Event,” the Partners shall not take any action to consummate any proposed transactions giving rise to such Restructuring Event prior to the completion of the Final Distribution or GP Departure Distribution triggered thereby, and shall use reasonable best efforts to ensure that the Partners receive the benefit of the provisions set forth herein by delaying the consummation of any such transactions until such Final Distribution or GP Departure Distribution is completed or, with respect to any transaction (including any Transfer pursuant to clause (n) of the definition of “Restructuring Event”) that has been consummated prior to completion of the Final Distribution or GP Departure Distribution (including prior to or concurrently with the giving of notice of such transaction pursuant to Section 7.4(i)), taking any actions necessary to unwind such transaction.
8.5            Regulatory Compliance.  Notwithstanding anything to the contrary contained herein, no party hereto shall take any action, whether permitted under this Agreement or otherwise, that would constitute or result in the transfer of control of the Partnership, if such transfer would require under then existing law the prior approval of and/or any notice to the FCC or any other governmental authority, without such party first having obtained or given such approval or notice, as applicable.  The parties hereto intend that the powers of the Limited Partners hereunder, in all relevant aspects, shall be governed by the Communications Laws and agree to take or refrain from taking such actions as may be necessary to comply with all Communications Laws.
8.6            Guaranty.  The Principal, on its own behalf and on behalf of its Immediate Family Members and Permitted Family Trusts, for the benefit of the Limited Partners, hereby absolutely, unconditionally and irrevocably guarantees any payment (including repayment) obligations of the General Partner under Sections 3.1, 3.2, 3.3, 6.2, 6.4(b) and 11.2(g) only, and agrees to indemnify the Limited Partners for any Liabilities resulting from the General Partner’s bad faith, fraud or willful breach of this Agreement.  This guaranty is a guaranty of payment (and not merely of collectability) but not of performance.  This guaranty shall be limited to and shall not, in the aggregate, exceed the value of the 30-Day Trailing VWAP of the HMG Securities owned and held of record by the Principal, his Immediate Family Members or his Permitted Family Trusts at the time of any repayment obligations hereunder; provided, that if the Principal, his Immediate Family Members or his Permitted Family Trusts have sold, prior to the time of such repayment obligation hereunder, any HMG Securities owned and held of record by any of them or in which any of them has an indirect interest via an ownership interest in IMP VII, in each case, as of the date of the Stock Purchase Agreement, this guaranty shall be limited to and shall not, in the aggregate, exceed the sum of (x) the proceeds actually received by the Principal, his Immediate Family Members or his Permitted Family Trusts in any such sales and (y) the value of the 30-Day Trailing VWAP of any HMG Securities that are owned and held of record by the Principal, his Immediate Family Members or his Permitted Family Trusts at the time of any repayment obligations hereunder.  To the fullest extent permitted by applicable law, Principal waives diligence, presentment, protest, notice, demand, dishonor, notice of dishonor, extension of time for payment, notice of nonpayment and indulgences and any other defenses that may be available to it hereunder as a surety under applicable law.  To the fullest extent permitted by applicable law, Principal further hereby waives and agrees not to assert or take advantage of as a defense to or offset against its obligations hereunder any claims, rights, defenses, rights of offset or set-off that the Principal may have against the Partnership, the General Partner or any Limited Partner, or that the Principal may have with respect to payment or satisfaction of any obligation under this Section 8.6 by reason of any failure of consideration, any statute of limitations or any insolvency or bankruptcy of the Principal.  The Principal shall be liable to each Limited Partner for the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by such Limited Partner in connection with any legal proceeding brought by or on behalf of such Limited Partner which successfully enforces this Guaranty against the Principal.
8.7            Right of First Offer.  From and after the Closing Date, the Principal and the General Partner agree that neither of them nor any of their respective Affiliates shall acquire any HMG Securities unless such Person first makes a written offer to the Partnership to allow the Partnership to acquire any such Securities on the same terms offered to such Person.  The General Partner shall provide such written notice to the Searchlight Limited Partner and, if the Searchlight Limited Partner so elects within five Business Days of receipt thereof, the Partnership shall acquire such Securities on the offered terms.

ARTICLE 9
ADMISSION, WITHDRAWAL, TRANSFER AND REMOVAL OF PARTNERS
9.1            Admission and Withdrawal Generally.  Except as provided herein, no Partner shall have the right to withdraw from the Partnership and no additional Partner may be admitted to the Partnership.
9.2            Transfers Generally; Prohibited Transfers.  No Partner may Transfer its Interest in the Partnership or any part thereof, except as expressly permitted in this Article 9.  Any Transfer in violation of this Article 9 shall be null and void and of no force or effect.  It is the Partners’ intent that the Partnership be at all times a “Class B Permitted Transferee” (as that term is defined in the HMG Charter).  Without limiting the foregoing, no Partner shall be entitled to transfer its Interests, in whole or in part, or any economic or other interest in such Partner’s interests or any other rights under this Agreement at any time unless the General Partner determines, and the Searchlight Limited Partner agrees in writing, that such Transfer would not:
(a)            jeopardize the Partnership’s status as a “Class B Permitted Transferee” under the HMG Charter;
(b)            violate the Securities Act or any federal or state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Partnership or the Interests;
(c)            cause the Partnership to become subject to the registration requirements of the Investment Company Act;
(d)            be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Partnership to constitute “plan assets” under ERISA or Section 4975 of the Code;
(e)            create a substantial risk that the Partnership would be treated, pursuant to Section 7704 of the Code, other than as a partnership for United States federal income tax purposes, or cause the Partnership to terminate pursuant to Section 708 of the Code; or
(f)            violate the Communications Laws, cause the Partnership to be deemed to be foreign owned by more than the Requisite Percentage under the Communications Laws, or create any material regulatory burden on HMG under Communications Laws.
9.3            Transfer of Limited Partner Interests.
(a)            Transfers Generally.  No Transfer of all or any fraction of a Limited Partner’s Interest may be made except as expressly permitted by this Agreement.
(b)            Permitted Transfers.  Subject to Section 9.2, a Transfer of all or any portion of a Searchlight Limited Partner’s Interest to one or more Permitted Transferees shall be permitted notwithstanding Section 9.3(a).

(c)            Substitute Limited Partner.  Any Transferee of a limited partner Interest permitted hereunder shall have the right to become a substitute Limited Partner with respect to the Interest so Transferred in place of the transferor Limited Partner upon execution by such Transferee of a counterpart copy of or joinder to this Agreement reasonably satisfactory to the General Partner in form and substance (which shall include (i) appropriate representations regarding satisfactory FCC qualification by such substitute Limited Partner and (ii) such covenants and restrictions as are necessary to cause any such substitute Limited Partner to be an “insulated” Limited Partner whose Interest is non-attributable within the meaning, and for purposes, of the Communications Laws), and such other instruments as the General Partner may reasonably deem necessary or appropriate to admit such Transferee as a substituted Limited Partner in accordance with this Agreement and to evidence such substituted Limited Partner’s agreement to be bound by and to comply with the terms and provisions hereof. Any substituted Limited Partner admitted to the Partnership in compliance with this Section 9.3 shall, as of the date of substitution, succeed to all the rights and be subject to all the obligations of the Limited Partner in respect of the Interest as to which it was substituted, and its Transferor Limited Partner shall, as of the date of substitution, be relieved of further obligations in respect of such Interest.
(d)            Cooperation.  The General Partner agrees that it will provide reasonable cooperation and assistance to the Limited Partners in connection with any Transfer of the Limited Partner Interests permitted herein.  Each Limited Partner agrees that such Limited Partner will, upon request of the General Partner, execute such certificates or other documents and perform such acts as the General Partner may reasonably deem necessary or appropriate after a Transfer of such Limited Partner’s Interest (whether or not the Transferee becomes a substitute Limited Partner pursuant to this Section 9.3) to preserve the limited liability of the Limited Partners under the laws of the jurisdictions in which the Partnership is doing business.
(e)            Effective Date of Transfer.  A Transfer of a Partner’s Interest in the Partnership shall be effective as of the date the Transferee shall execute a counterpart copy of or joinder to this Agreement, or as otherwise agreed by and between the Transferor, the Transferee and the General Partner.  If a Transfer occurs at any time other than the end of a Fiscal Year, the various items of Partnership income, gain, deduction, loss, credit and allowance as computed for United States federal income tax purposes shall be allocated between the Transferor and the Transferee in accordance with Section 706 of the Code and the Regulations promulgated thereunder.
(f)            Death, Incompetence, Bankruptcy or Liquidation of a Limited Partner.  In the event of the death, incompetence or Bankruptcy of a Limited Partner, or the Bankruptcy, termination, liquidation or dissolution of any Entity that is a Limited Partner, the Partnership and its business shall continue until the Termination of the Partnership as provided for in this Agreement and, subject to Section 9.2 and the satisfaction of the conditions set forth in Section 9.3(a), the estate or successor in interest of such deceased, incompetent, bankrupt, terminated, liquidated or dissolved Limited Partner shall succeed to the Interest of such Limited Partner and shall be deemed a Partner for any and all purposes hereunder.

9.4            Removal of the General Partner.  Gemini Latin Holdings, LLC shall be removed as the general partner of the Partnership in the following circumstances, effective at the times set forth below but in no event prior to the receipt of any required Regulatory Approvals:
(a)            Upon the occurrence of a Disabling Event, if the Limited Partners, acting by the affirmative vote or consent of the Searchlight Limited Partner, determine to remove Gemini Latin Holdings, LLC as the general partner of the Partnership.  If the General Partner is removed pursuant to this Section 9.4(a), a liquidating trustee appointed by the Delaware Court of Chancery (or another appropriate independent authority acceptable to the Independent Committee), following receipt of all required Regulatory Approvals, shall conduct the day-to-day operations and affairs of the Partnership during the Interim Period in accordance with the requirements imposed on the General Partner in Section 8.2 and, if applicable, Section 11.2; and
(b)            Upon the occurrence of a Restructuring Event (i) promptly, if the required Regulatory Approvals have been obtained prior to the Restructuring Date for the distribution in kind of HMG Securities to the Limited Partners pursuant to Section 11.2(b) or the appointment of a Replacement GP pursuant to Section 11.1(b), as the case may be; and (ii) if such required Regulatory Approvals have not been obtained prior to the Restructuring Date, as soon as practicable following receipt thereof.  If removal of the General Partner is triggered pursuant to this Section 9.4(b), Gemini Latin Holdings, LLC shall continue to serve as the general partner of the Partnership until such time as the required Regulatory Approvals have been obtained and the liquidation and winding up of the Partnership pursuant to Section 11.2(b) or the appointment of a Replacement GP pursuant to Section 11.1(b), as the case may be, has been achieved, and shall conduct the day-to-day affairs (and, if applicable, the liquidation and winding up) of the Partnership during the Interim Period in accordance with Section 8.2 and, if applicable, Section 11.2.
ARTICLE 10

REPRESENTATIONS AND WARRANTIES
10.1            Representations and Warranties of the General Partner.  The General Partner hereby represents to each Limited Partner that:
(a)            The General Partner has been duly formed and is a validly existing under the laws of the State of Delaware, with full power and authority to perform its obligations set forth herein, and is as of the date hereof in good standing under the laws of the State of Delaware.
(b)            This Agreement has been duly authorized, executed and delivered by the General Partner and, assuming due authorization, execution and delivery by each Limited Partner, constitutes a valid and binding agreement of each of the Partnership and the General Partner, enforceable in accordance with its terms against the General Partner.
(c)            There are no actions, suits or other legal proceedings pending or threatened against the General Partner by or before any federal, state, local or foreign governmental or regulatory body and the General Partner is not subject to any injunction, judgment, ruling or similar order of any federal, state, local or foreign governmental or regulatory body.
(d)            The execution, delivery and performance of this Agreement by the General Partner and the consummation of the transactions contemplated hereby do not and will not (i) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which the General Partner or the Principal is a party, (ii) violate the organizational documents of the General Partner, (iii) violate any applicable law or (ii) other than consents, notifications and waivers obtained prior to the date hereof or required to be obtained prior to the Closing Date under the Stock Purchase Agreement, require any consent or other action by or require a notification to any Person under, constitute a default under (with notice or lapse of time or both), or give rise to any termination, cancellation or acceleration of any right or obligation (or to a loss of benefit) of the Partnership, the General Partner or the Principal.
(e)            The Partnership was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the date hereof, has not engaged in any business activities, conducted any operations or incurred an liabilities other than in connection with the transactions contemplated hereby.
10.2            Representations and Warranties of the Limited Partners.  Each Limited Partner, severally and not jointly, represents, warrants and covenants to the Partnership that:
(a)            Such Limited Partner has been furnished and has carefully read this Agreement.  Such Limited Partner has not relied in connection with its acquisition of an Interest in the Partnership upon any representations, warranties or agreements other than those set forth in this Agreement.  Such Limited Partner’s financial situation is such that such Limited Partner can afford to bear the economic risk of holding an Interest in the Partnership for an indefinite period of time, and such Limited Partner can afford to suffer the complete loss of such Limited Partner’s investment in such Interest.  The Interest to be acquired hereunder is being acquired by such Limited Partner for such Limited Partner’s own account for investment purposes only and not with a view to resale or distribution.  Such Limited Partner understands that the Interests have not been registered under the Securities Act, the securities laws of any U.S. state or the securities laws of any other jurisdiction, nor is such registration contemplated.  Such Limited Partner understands and agrees further that the Interests must be held indefinitely unless they are subsequently registered under the Securities Act and other applicable securities laws or an exemption from registration under the Securities Act and other applicable securities laws covering the sale of the Interests is available.  Even if such an exemption is available, the assignability and transferability of the Interests will be governed by this Agreement, which imposes substantial restrictions on transfer.  Such Limited Partner understands that legends stating that the Interests have not been registered under the Securities Act and other applicable securities laws and setting out or referring to the restrictions on the transferability and resale of the Interests will be placed on all documents, if any, evidencing the Interests.  Such Limited Partner’s overall investment in the Partnership and other investments that are not readily marketable is not disproportionate to such Limited Partner’s net worth and such Limited Partner has no need for immediate liquidity in such

Limited Partner’s investment in the Interests.  Such Limited Partner understands that the Partnership will not be registered as an investment company under the Investment Company Act.
(b)            Such Limited Partner has been afforded the opportunity to ask questions of representatives of the Partnership concerning the terms and conditions of the offering of limited partnership interests in the Partnership and to obtain any additional information necessary to make an informed investment decision with respect to its subscription for limited partnership interests in the Partnership.  Such Limited Partner was offered the Interests in the state of New York in the United States of America through private negotiations, not through any general solicitation or general advertising.
(c)            Such Limited Partner has the power and authority to enter into this Agreement and each other document required to be executed and delivered by such Limited Partner in connection with its acquisition of Interests, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and the person signing this Agreement on behalf of such Limited Partner has been duly authorized to execute and deliver this Agreement and each other document required to be executed and delivered by such Limited Partner in connection with its acquisition of Interests.  The execution and delivery by such Limited Partner of, and compliance by such Limited Partner with, this Agreement and each other document required to be executed and delivered by such Limited Partner in connection with its acquisition of Interests does not violate, represent a breach of, or constitute a default under, any instruments governing such Limited Partner, any law, regulation or order (including the Communications Laws), or any agreement to which such Limited Partner is a party or by which such Limited Partner is bound.  This Agreement has been duly executed by such Limited Partner and constitutes a valid and legally binding agreement of such Limited Partner, enforceable against it in accordance with the terms thereof.
(d)            Other than as set forth in this Agreement, such Limited Partner is not relying upon any information (including any advertisement, article, notice or other communication published in any newspaper, magazine, website or similar media or broadcast over television or radio, and any seminars or meetings whose attendees have been invited by any general solicitation or advertising), representation or warranty by the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, written or otherwise, in determining to acquire Interests in the Partnership.  Such Limited Partner has consulted to the extent deemed appropriate by such Limited Partner with such Limited Partner’s own advisers as to the financial, tax, legal, accounting, regulatory and related matters concerning an investment in Interests and on that basis understands the financial, tax, legal, accounting, regulatory and related consequences of an investment in Interests, and believes that an investment in the Interests is suitable and appropriate for such Limited Partner.
(e)             The Limited Partner is not, and is not acting (directly or indirectly) on behalf of, a “Plan” which is subject to (i) Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) Section 4975 of the Code or (iii) any provisions of any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in such portions of Title I of ERISA or Section 4975 of the Code.  “Plan” includes (i) an employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not such employee benefit plan is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the Code, whether or not such plan, account or arrangement is subject to Section 4975 of the Code, (iii) an insurance company using general account assets, if such general account assets are deemed to include assets of any of the foregoing types of plans, accounts or arrangements for purposes of Title I of ERISA or Section 4975 of the Code under Section 401(c) of ERISA or the regulations promulgated thereunder, and (iv) an Entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements, pursuant to ERISA or otherwise.
(f)            Such Limited Partner is an “accredited investor” within the meaning of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.  Such Limited Partner is a “qualified purchaser” as defined in Section 2(a)(51)(A) of the Investment Company Act.
(g)            Such Limited Partner has completed and submitted to the General Partner an information form in the form set forth in Schedule 10.2(g); and (A) the representations, warranties and the information set forth at Section B of Schedule 10.2(g) are true and correct and (B) such Limited Partner has completed and returned with this Agreement the relevant executed Form W-9 or W-8 (W-8BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP (available at http://www.irs.gov)), as applicable.  Such Limited Partner will cooperate with the General Partner with respect to all tax matters and agrees to execute properly and provide to the Partnership in a timely manner any other tax documentation or information that may be reasonably requested by the General Partner in connection with the Partnership.
ARTICLE 11

WINDING UP; TERMINATION
11.1            Termination Event.
(a)            Subject to Sections 11.1(b) and 11.3, the Partnership shall commence its winding up upon the first to occur of a Disabling Event or a Restructuring Event (each, a “Termination Event”).
(b)            During the period beginning on the date hereof, upon the occurrence of a Termination Event, the Limited Partners may elect to continue the business of the Partnership by nominating one or more Persons as general partner(s) of the Partnership to take office as soon as practicable following a removal of Gemini Latin Holdings, LLC as general partner pursuant to  Section 9.4 (the “Replacement GP”), in which case there will not be any liquidation and winding up of the Partnership pursuant to Section 11.2 unless and until the Replacement GP determines in its discretion to pursue such liquidation; provided that no Person shall be appointed Replacement GP without obtaining the requisite Regulatory Approvals and, if such Person is not an Affiliate of Searchlight Capital Partners LLC, the approval of the Independent Directors; and provided, further, that upon the appointment of a Replacement GP, the General Partner shall receive Carried Interest (the “GP Departure

Distribution”) on the same basis as if the Partnership were making the Final Distribution in accordance with Section 11.2(b) (i.e., HMG Securities being valued for purposes of such GP Departure Distribution at their 30-Day Trailing VWAP as of the date of the applicable Disabling Event or the applicable Restructuring Date).  It is the expectation of the parties that, concurrently with the appointment of a Replacement GP, the limited partnership agreement of the Partnership would be amended and restated.
(c)            From and after the occurrence of a Termination Event, whether followed by the appointment of a Replacement GP pursuant to Section 11.1(b) or the winding up of the Partnership pursuant to Section 11.2, the General Partner shall not be entitled to any further accrual of Carried Interest, or to any payment or distribution from the Partnership or any of the Limited Partners, other than (i) in the GP Departure Distribution or the Final Distribution, as the case may be, or (ii) as expressly set forth in Section 11.2(f).
11.2            Winding Up and Termination.
(a)            Winding Up.  Subject to Section 11.3, upon the occurrence of a Termination Event, the General Partner (or, if a Disabling Event has occurred, a liquidating trustee appointed by the Delaware Court of Chancery (or another appropriate independent authority acceptable to the Independent Committee) shall seek and obtain the Regulatory Approvals in accordance Section 8.2 and shall wind up the affairs of the Partnership and liquidate and/or (following the receipt of all required Regulatory Approvals) distribute the Partnership’s assets in accordance with the provisions of this Agreement.  While the Partnership continues to hold assets, the General Partner shall as a general matter seek to preserve the value of such assets.
(b)            Distributions Upon Winding Up.  The General Partner shall, as soon as practicable following the occurrence of a Termination Event, wind up the affairs of the Partnership, sell or otherwise dispose of the Partnership’s assets other than HMG Securities, and after the satisfaction of the Partnership’s liabilities to its creditors (or provision therefor) in the order of priority provided by law, shall apply and distribute the assets of the Partnership to the Partners in accordance with the priorities set forth in Schedule 5.2, it being agreed that HMG Securities constituting assets of the Partnership shall not be sold, disposed of or otherwise liquidated and shall be distributed to the Partners in-kind in accordance with the priorities set forth in paragraph (b) of Schedule 5.2 (the “Final Distribution”); provided that for purposes of calculating the General Partner’s entitlement to Carried Interest in the Final Distribution (or the GP Departure Distribution), any HMG Securities distributed in kind in such Final Distribution shall be valued at such HMG Securities’ 30-Day Trailing VWAP as of the date of the applicable Disabling Event or the applicable Restructuring Date.
(c)            Final Reports.  Within a reasonable time following the completion of the liquidation of the properties of the Partnership, the General Partner or liquidating trustee, as applicable, shall supply to each of the Partners (including, for the avoidance of doubt, to Gemini Latin Holdings, LLC when such report is supplied by the liquidating trustee or any Replacement GP) a statement which shall set forth the assets and liabilities of the Partnership as of the date of Termination and each such Partner’s portion of distributions from the Partnership pursuant to Section 11.2(b).

(d)            Treatment of Capital Accounts.  Notwithstanding any other provision of this Agreement to the contrary, upon dissolution and winding up of a Partner’s interest in the Partnership (whether or not in connection with a dissolution and winding up of the Partnership), no Partner shall have any liability to restore any deficit in its Capital Account.  In addition, no allocation to any Partner of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Partnership, even if such allocation reduces a Partner’s Capital Account or creates or increases a deficit in such Partner’s Capital Account; it is also the intent of the Partners that no Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership.  The obligations of the Partners to make contributions pursuant to Section 4.1 are for the exclusive benefit of the Partnership and not of any creditor of the Partnership; no such creditor is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder, including the right to enforce any Capital Contribution obligation of the Partners.
(e)            Termination.  The Partnership shall terminate when all property owned by the Partnership shall have been disposed of and the assets shall have been distributed as provided in Section 11.2(b) and the General Partner has completed the winding up described in this Section 11.2, the General Partner or liquidating trustee, as applicable, shall cause to be filed a Certificate of Cancellation of the Partnership.  It is the parties’ agreement and understanding that, promptly following the receipt of any requisite Regulatory Approvals for any Final Distribution or GP Departure Distribution, all of the equity Securities of HMG held or otherwise Beneficially Owned by the Partnership and/or the Rollover SPV shall be converted into Class A Shares.
(f)            General Partner’s Entitlement Notwithstanding Certain Termination Events.  Notwithstanding anything to the contrary contained herein:
(i)            With respect to a Sale Liquidation, in lieu of receiving Carried Interest pursuant to Section 11.2(b)), for so long as (and only to the extent) the Searchlight Limited Partner retains ownership of the Purchased Interests, the General Partner shall be entitled, at its election, which election shall be communicated to the Limited Partners and the Independent Committee (in accordance with the provisions of Section 12.2) within fifteen (15) Business Days of its receipt of the Sale Liquidation Notice, to forego such payments and instead be entitled to such amounts as would result from an application of Article V and Article XI if the Partnership continued in existence until the earliest to occur of (A) a Change of Control Transaction, (B) a subsequent occurrence of a Termination Event pursuant to any of the following clauses of the definition of “Restructuring Event”: (i) (excluding for such purposes any breach thereof by HMG) or (j) and (C) the Expiration of Term, and Carried Interest were calculated based on the Change of Control Transaction realized in such event or the 30-Day Trailing WVAP as of the date of occurrence of such event, as the case may be; and
(ii)            With respect to a Termination Event that is triggered by either clause (g) of the definition of “Restructuring Event”, for so long as (and only to the extent) the Searchlight Limited Partner retains ownership of the Purchased Interests, the General Partner shall be entitled to such amounts as would result from an application of

Article V and Article XI if the Partnership continued in existence until the earliest to occur of (A) a Change of Control Transaction, (B) a subsequent occurrence of a Termination Event pursuant to any of the following clauses of the definition of “Restructuring Event”: (i) (excluding for such purposes any breach thereof by HMG) or (j) and (C) the Expiration of Term, and Carried Interest were calculated based on the Change of Control Transaction realized in such event or the 30-Day Trailing WVAP as of the date of occurrence of such event, as the case may be.
(g)            General Partner’s and Principal’s Obligations In Connection with Certain Termination Events.  Notwithstanding anything herein to the contrary, if the General Partner:
(i)            fails to materially comply with its obligations in Section 8.2(d), then (A) the General Partner shall not be entitled to receive any Carried Interest hereunder; and (B) the Principal shall, within two Business Days of such failure, pay or cause to be paid an amount in cash to the Searchlight Limited Partner equal to fifty percent (50%) of the 30-Day Trailing VWAP multiplied by the aggregate number of HMG Securities owned and held of record by any of the Principal, his Immediate Family Members or his Permitted Family Trusts at the time of such failure; or
(ii)            effects a Partnership Sale or a Transfer that triggers a Restructuring Event pursuant to clause (n) of the definition thereof without the prior approval of the Searchlight Limited Partner (each, an “11.2(g) Transfer”), then (A) the General Partner shall not be entitled to receive any Carried Interest hereunder; (B) the Principal shall pay or cause to be paid to the Searchlight Limited Partners any compensation of any type paid to the General Partner or any of its Affiliates (other than the Partnership) in connection with such 11.2(g) Transfer; (C) the Principal shall, within two Business Days of such 11.2(g) Transfer, pay or cause to be paid an amount in cash to the Searchlight Limited Partner equal to fifty percent (50%) of the 30-Day Trailing VWAP at the time of such 11.2(g) Transfer multiplied by the aggregate number of HMG Securities owned and held of record by any of the Principal, his Immediate Family Members or his Permitted Family Trusts equal to the proportion of the Interests or assets of the Partnership Transferred in such 11.2(g) Transfer; provided that if the amount paid or payable pursuant to clause (C) in connection with the first 11.2(g) Transfer is less than one million dollars ($1,000,000) (the “Minimum Payment”), then the Principal shall pay or cause to be paid to the Searchlight Limited Partners the Minimum Payment in respect of such 11.2(g) Transfer.  Notwithstanding anything to the contrary contained herein, in the event that the Principal makes the Minimum Payment, the Principal shall not be required to make a payment to the Searchlight Limited Partners pursuant to clause (C) of the preceding sentence in respect of subsequent 11.2(g) Transfers until such time as the aggregate amount which would have been payable pursuant to clause (C) (without giving effect to the proviso in clause (C)) exceeds the Minimum Payment.
11.3            Limitations on Liquidating or Winding Up of the Partnership.
(a)            Notwithstanding anything to the contrary herein, in no event during the 180 day period following the date of this Agreement shall the Partnership be liquidated or wound up upon a Disabling Event or a Restructuring Event.

(b)            To the extent that any distribution of Securities of HMG hereunder would otherwise cause a “Change in Control” under the Credit Agreement (as defined in the Stock Purchase Agreement) (the “Subject Covenant”), the Searchlight Limited Partner shall receive such Securities of HMG representing only up to 34.99% of the aggregate ordinary voting power represented by all of the issued and outstanding capital stock of HMG, and shall appoint another Person (not under common control with the Searchlight Limited Partner) to hold any excess Securities of HMG until the Subject Covenant is amended or waived so that the Searchlight Limited Partner’s ownership of such additional Securities of HMG would not be such a Change in Control or otherwise trigger an event of default under the Credit Agreement.  For the avoidance of doubt, in the foregoing circumstances, if the Searchlight Limited Partner shall sell shares or distribute shares in-kind to its investors, then the Searchlight Limited Partner shall be able to acquire additional HMG Securities, up to the foregoing 34.99% level.
ARTICLE 12

MISCELLANEOUS
12.1            Amendments; Waiver.      No provision of this Agreement may be amended or waived, and no such amendment or waiver shall be effective, other than pursuant to an instrument in writing executed by the General Partner and the Searchlight Limited Partner.  In addition, no amendment or waiver may be made to the following definitions or sections, as applicable:  (i) the definitions of “Expiration of Term,” “Partnership Sale,” “Restructuring Event,” “Searchlight Limited Partner,” “Supported Syndication Limited Partner,” “Syndication Limited Partner,” “Termination Event” and any other defined terms utilized in any of the provisions set forth in subsection (ii) of this sentence; and (ii) Sections 1.5, 2.1, 2.2, 2.4, 2.5, 4.7, 5.1, 5.2, 8.2, Article 9, Article 11, this Section 12.1 and Sections 12.12, 12.16 and 12.19, in each of the foregoing cases, without the prior written approval of the Independent Committee; provided that no such approval shall be required in connection with (a) any waiver of a Termination Event or any amendment that would extend the term of the Partnership, (b) any other amendment to Section 11.1 that would extend the term of the Partnership and/or make Termination the same or less likely to occur or (c) from and after any GP Departure Distribution or Final Distribution. Notwithstanding anything set forth in this Agreement to the contrary, HMG, through the Independent Committee, is an intended third-party beneficiary of Sections 1.5, 2.1(a), 2.5, 5.1, 5.2, 11.1(a), 11.1(b), 11.2(a), 11.2(b), 11.2(e), 11.2(f), 11.3, 12.1, 12.16 and 12.19 and Article 9, and shall have the right to enforce the obligations continued in such Sections or Articles as if HMG was a party hereto; provided, that this sentence shall not apply from and after any GP Departure Distribution or Final Distribution.
12.2            Notices.  Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by electronic transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or electronic transmission or one day after deposit with a reputable overnight courier service.

If to the Searchlight Limited Partner:

c/o Searchlight Capital Partners LLC
745 Fifth Avenue
27th Floor
New York, New York 10151
Attention:	John Yantsulis
Nadir Nurmohamed
Andrew Frey
Telephone:	(212) 293-3730
Email:	jyantsulis@searchlightcap.com
nnurmohamed@searchlightcap.com
afrey@searchlightcap.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Cohen, Esq.
Ronald C. Chen, Esq.
Telephone:	(212) 403-1000
Email:	SACohen@wlrk.com
RCChen@wlrk.com

If to the General Partner:
c/o InterMedia Partners, LP
405 Lexington Avenue
48th Floor
New York, New York 10174
Attention:	Mark J. Coleman, Esq.
Telephone:	(212) 203-2855
Email:	mcoleman@intermediaadvisors.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Jeffrey D. Marell, Esq.
Telephone:	(212) 373-3105
Email:	jmarell@paulweiss.com

12.3            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
12.4            No Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
12.5            Survival.  Each of the Partners agrees that the covenants and agreements set forth in Sections 3.1, 3.2, 3.3, 5.2, 5.3, 5.4, 6.1, 6.2, 6.3, 7.1(b), 8.1, 8.2, 8.4, 8.6, 11.2(g) and this Article 12 shall survive the Termination of the Partnership.
12.6            No Right to Partition.  The Partners, on behalf of themselves and their partners, members, shareholders, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, except as otherwise expressly provided in this Agreement, to seek, bring or maintain any action in any court of law or equity for partition of the Partnership or any asset of the Partnership, or any interest which is considered to be Partnership property, regardless of the manner in which title to such property may be held.
12.7            Reserved.
12.8            Rule of Construction.  The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties hereto.  Each party acknowledges that such party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.
12.9            Authority.  Unless specifically stated otherwise, whenever in this Agreement or elsewhere it is provided that consent is required or shall be given by the Searchlight Limited Partner, or whenever any words of like import are used, all such consents are to be given by the Searchlight Limited Partner, and the Searchlight Limited Partner shall be entitled to consider any such interests and factors as they deem appropriate in their sole discretion and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership or any other party.
12.10            Reliance.  No Person dealing with the Partnership, or its assets, whether as lender, assignee, purchaser, lessee, grantee or otherwise, shall be required to investigate the authority of the General Partner in dealing with the Partnership or any of its assets, nor shall any Person entering into a Contract with the Partnership or relying on any such Contract be required to inquire as to whether such Contract was properly approved by the General Partner.  Any such Person may conclusively rely on a certificate of authority signed by the General Partner and may conclusively rely on the due authorization of any instrument signed by the General Partner in the name and on behalf of the Partnership or the General Partner.

12.11            Entire Agreement.  This Agreement, the Stock Purchase Agreement, the Stockholders Agreement and the schedules, exhibits and annexes to the foregoing constitute the entire agreement among the Partners with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter.
12.12            Governing Law; Jurisdiction.  This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware or Federal Courts of the United States of America, in each case, located in the State of Delaware for any claim, lawsuit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, whether framed in contract, tort or otherwise, and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any claim, lawsuit, action or other proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any claim, lawsuit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such claim, lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY CLAIM, LAWSUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.13            Successors and Assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
12.14            Conflicts of Interest.  The Partners, the Principal and their respective Affiliates: (a) may have participated, directly or indirectly, and may continue to participate (including in the capacity of investor, manager, officer or employee) in businesses that are similar to or compete with the business (or proposed business) of the Partnership and/or HMG; (b) may have interests in, participate with, aid and maintain seats on the board of directors or other governing bodies of such Entities; and (c) may develop opportunities with or for such Entities (collectively, the “Position”).  In such Position, the Partners, the Principal and their respective Affiliates may encounter business opportunities that the Partnership or the Partners may desire to pursue.  The Partners, the Principal and their respective Affiliates shall have no obligation to the Partnership, the Partners, the Principal or to any other Person to present any such business opportunity to the Partnership before presenting and/or developing such opportunity with any other Persons; it being agreed however that nothing set forth in this Section 12.14 shall be construed to waive or limit the express rights and remedies of the parties set forth in this Agreement.  In any such case, to the extent a court might hold that the conduct of such activity is a breach of a duty to the Partnership, the Partnership and the Partners hereby waive any and all claims and causes of action that the Partnership or the Partners may have for such activities and hereby renounce any expectancy in any such corporate opportunity.  The Principal shall be an express third party beneficiary of this Section 12.14.
12.15            Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation, negotiation and execution of this Agreement, or any amendment or waiver thereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
12.16            No Third-Party Beneficiary.  Except as otherwise expressly provided herein, no term or provision of this Agreement shall be for the benefit of, or enforceable by, any third party that is not a party hereto.
12.17            Counterparts.  This Agreement may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement binding on all the parties, but together shall constitute but one instrument.
12.18            General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The name assigned to this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the schedules and exhibits hereto), and references herein to Sections refer to Sections of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Whenever the context permits, the use of a particular gender shall include the masculine, feminine and neuter genders, and any reference to the singular or the plural shall be interchangeable with the other.  Obligations of the General Partner hereunder shall not prevent the Principal from exercising his fiduciary duties as a member of the HMG board of directors, and actions taken by the Principal in his capacity as a member of the HMG board of directors that are not inconsistent with the exercise of his fiduciary duties as a HMG director shall not be a breach of this Agreement (it being understood and agreed that nothing in this sentence shall relieve the Principal of his obligations under Sections 8.1, 8.6, 8.7 or 11.2(g)).
12.19            Specific Performance.  In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach, or, as applicable, HMG, will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in each case without the need to post a bond in connection therewith, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GENERAL PARTNER:

GEMINI LATIN HOLDINGS, LLC

By:
Name:
Title:

LIMITED PARTNER:

SEARCHLIGHT II HMT, L.P. By: Searchlight II HMT GP, LLC, its general partner

By:
Name:
Title:

Solely with respect to his obligations in Sections 8.1, 8.6, 8.7 and 11.2(g):

PETER M. KERN

[Signature Page to Amended and Restated Agreement of Limited Partnership]

SCHEDULE 5.2
PRIORITY OF DISTRIBUTIONS

(a)            Distributable Assets shall initially be notionally apportioned among the Limited Partners in proportion to their relative Capital Account balances.  The amount of Distributable Assets apportioned to each Supported Syndication Limited Partner (if any) shall be distributed to such Limited Partner in its entirety.
(b)            The amount of Distributable Assets apportioned to each other Limited Partner pursuant to the first sentence of paragraph (a) of this Schedule 5.2 shall be distributed to the Limited Partners and the General Partner as follows:
(i)            Repayment of GP Loans:  First, one hundred percent (100%) to the General Partner in repayment in whole or in part as the case may be of any outstanding GP Loans, together with any interest thereon (to be applied first to accrued and unpaid interest thereon and then to the principal balance thereof, in the order in which such GP Loans were made, so that the GP Loan longest outstanding is fully repaid prior to the payment of interest or principal on any GP Loan made after the date on which the longest outstanding GP Loan was made), until all GP Loans and any interest thereon has been fully repaid;
(ii)            Return of Capital:  Second, one hundred percent (100%) to such Limited Partner until such Limited Partner has received, pursuant to this paragraph (b)(i)(ii), cumulative distributions equal to such Limited Partner’s Applicable Capital;
(iii)            Preferred Return:  Third, one hundred percent (100%) to such Limited Partner until such Limited Partner has received an aggregate amount of Limited Partner Proceeds sufficient to provide such Limited Partner an IRR equal to 8% through the applicable distribution date;
(iv)            Base Catch-Up:  Fourth, eighty percent (80%) to the General Partner and twenty percent (20%) to such Limited Partner until the General Partner has received cumulative distributions equal to five percent (5%) of the sum of all of the amounts distributed under paragraph (b)(iii) and this paragraph (b)(iv) of this Schedule 5.2;
(v)            Base 95/5 Split:  Fifth, ninety-five percent (95%) to such Limited Partner and five percent (5%) to the General Partner until the 1st Tier Priority is achieved;
(vi)            1st Tier Catch-Up:  Sixth, if the 1st Tier Priority has been achieved, eighty percent (80%) to the General Partner and twenty percent (20%) to such Limited Partner until the General Partner has received cumulative distributions equal to ten percent (10%) of the sum of all of the amounts distributed under paragraph (b)(iii), paragraph (b)(iv), paragraph (b)(v) and this paragraph (b)(vi) of this Schedule 5.2;
(vii)            1st Tier 90/10 Split:  Seventh, ninety percent (90%) to such Limited Partner and ten percent (10%) to the General Partner until the 2nd Tier Priority is achieved;
Schedule 5.2-1

(viii)            2nd Tier Catch-Up:  Eighth, if the 2nd Tier Priority has been achieved, eighty percent (80%) to the General Partner and twenty percent (20%) to such Limited Partner until the General Partner has received cumulative distributions equal to fifteen percent (15%) of the sum of all of the amounts distributed under paragraph (b)(iii), paragraph (b)(iv), paragraph (b)(v), paragraph (b)(vi), paragraph (b)(vii), and this paragraph (b)(viii) of this Schedule 5.2;
(ix)            2nd Tier 85/15 Split:  Ninth, eighty-five percent (85%) to such Limited Partner and fifteen percent (15%) to the General Partner until the 3rd Tier Priority is achieved;
(x)             3rd Tier Catch-Up:  Tenth, if the 3rd Tier Priority is achieved, eighty percent (80%) to the General Partner and twenty percent (20%) to such Limited Partner until the General Partner has received cumulative distributions equal to twenty percent (20%) of the sum of all of the amounts distributed under paragraph (b)(iii), paragraph (b)(iv), paragraph (b)(v), paragraph (b)(vi), paragraph (b)(vii), paragraph (b)(viii), paragraph (b)(ix) and this paragraph (b)(x)  of this Schedule 5.2 and
(xi)            3rd Tier 80/20 Split:  Eleventh, if the 3rd Tier Priority is achieved, eighty percent (80%) to such Limited Partner and twenty (20%) to the General Partner.
(c)            Definitions.  The following terms used in this Schedule 5.2 have the following meanings:
(i)            “1st-Tier Priority” means the receipt by a Limited Partner of an aggregate amount of Limited Partner Proceeds required to provide such Limited Partner an IRR equal to 12.5% with respect to such Limited Partner’s Applicable Capital.
(ii)            “2nd-Tier Priority” means the receipt by a Limited Partner of an aggregate amount of Limited Partner Proceeds required to provide such Limited Partner an IRR equal to 17.5% with respect to such Limited Partner’s Applicable Capital.
(iii)            “3rd-Tier Priority” means the receipt by a Limited Partner of an aggregate amount of Limited Partner Proceeds required to provide such Limited Partner an IRR equal to 25.0% with respect to such Limited Partner’s Applicable Capital.

Schedule 5.2-2

EXHIBIT A

Syndication Agreement